Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series B	$75,039,438.02	$2,303.71
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. The filing fee of $2,322.46 is being paid in connection with the registration of these Medium-Term Notes, Series B.
Filed pursuant to Rule 424(b)(5)
Registration No. 333-136666
PRICING SUPPLEMENT (To Prospectus Dated August 16, 2006 and Prospectus Supplement Dated August 16, 2006)

The Bear Stearns Companies Inc.
BearLinxSM Alerian MLP Select Index ETN
•
The Notes are linked to the performance of the Alerian MLP Select Index (the “Index”). The Notes are not principal protected. When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $38.8915 (the “Principal Amount”).

•
The Index measures the composite performance of energy oriented Master Limited Partnerships (“MLPs”), and is calculated by Standard & Poor’s using a float-adjusted, market capitalization-weighted methodology, as described herein.

•
The initial price of the Notes will be determined by the Calculation Agent (as defined herein) based upon the quotient of (1) the arithmetic mean of the sum for each MLP in the Index of the products of (i) the volume-weighted average price of that MLP and (ii) the published share weighting of that MLP, each measured daily over a specified period of Index Business Days (as defined herein) following the Closing Date (as defined herein) pursuant to the following schedule (the “VWAP Schedule”), divided by (2) the product of the Index Divisor (as defined herein) and the number ten:

Aggregate Size of the Issuance	Initial Measurement Period
Less than $200 Million	6 Index Business Days
•
We plan to apply to list the Notes on the New York Stock Exchange under the ticker symbol “BSR”. If an active secondary market in the Notes develops, we expect that investors will purchase and sell the Notes primarily in the secondary market.

•
As further described herein, the Notes will pay a coupon on a monthly basis in an amount per Note in U.S. dollars equal to the difference between the gross cash dividends from the MLPs in the Index attributable to the Notes (adjusted for the relative weightings within the Index as described herein) in the prior month less a tracking fee. To the extent the gross cash dividends for any monthly period would be less than the tracking fee, no coupon will be paid, and the difference between the tracking fee and the gross cash dividends in such month will be added to the tracking fee for the following month.

•
On the Maturity Date, you will receive the Cash Settlement Amount, an amount per Note in U.S. dollars equal to (i) the Principal Amount multiplied by the Index Ratio minus (ii) the accrued tracking fee, if any, where:

o	“Index Ratio” means the Final VWAP Level divided by the Initial VWAP Level;
o
“Initial VWAP Level” means 388.915, the arithmetic mean of the VWAP Levels measured on each Index Business Day during the initial measurement period set in accordance with the VWAP Schedule above, as determined by the Calculation Agent;

o
“Final VWAP Level” means the arithmetic mean of the VWAP Levels measured over a period of five Index Business Days from and including the Calculation Date (as defined herein), as determined by the Calculation Agent; and

o
“VWAP Level,” means, as of any date of determination and with respect to the Index, an amount equal to the quotient of (1) the arithmetic mean of the sum for each MLP in the Index of the products of (i) the volume weighted-average price of that MLP as of such date and (ii) the published share weighting of that MLP as of such date, divided by (2) the Index Divisor as of such date, as determined by the Calculation Agent.

•
The Notes may be redeemed as of the last business day of each week during the term of the Notes. If you redeem your Notes you will receive a payment in U.S. dollars equal to the Cash Settlement Amount minus a redemption fee and plus a coupon payment, if any. The Notes may be redeemed only in amounts of 75,000 Notes or more, subject to adjustment by the Calculation Agent.

•	The Notes are not principal protected. Therefore, you may receive less, and possibly significantly less, than the principal you invested.
•	The CUSIP number for the Notes is 073902835.
INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS. THERE MAY NOT BE AN ACTIVE SECONDARY MARKET IN THE NOTES, AND IF THERE WERE TO BE AN ACTIVE SECONDARY MARKET, IT MAY NOT BE LIQUID. YOU SHOULD REFER TO “RISK FACTORS” BEGINNING ON PAGE PS-14.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.
We expect that the Notes will be ready for delivery in book-entry form only through the book-entry facilities of The Depository Trust Company in New York, New York, on or about July 19, 2007, against payment in immediately available funds. The distribution of the Notes will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.
Bear, Stearns & Co. Inc.
July 19, 2007

SUMMARY

This summary highlights selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the Notes linked to the Index. You should carefully read this entire pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes, as well as certain tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the section “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement which highlight a number of significant risks, to determine whether an investment in the Notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. If information in this pricing supplement is inconsistent with the prospectus or prospectus supplement, this pricing supplement will supersede those documents. In this pricing supplement, the terms “Company,” “we,” “us” and “our” refer only to The Bear Stearns Companies Inc. excluding its consolidated subsidiaries.

The Bear Stearns Companies Inc. BearLinxSM Alerian MLP Select Index ETN (the “Notes”), are notes whose return is tied or “linked” to the performance of the Alerian MLP Select Index (the “Index”). The Index measures the composite performance of energy oriented Master Limited Partnerships (“MLPs”), and will be calculated by Standard and Poor’s using a float-adjusted, market capitalization-weighted methodology. The Notes are not principal protected, therefore you may receive less, and possibly significantly less, than the principal you invested. When we refer to the Note or Notes in this pricing supplement, we mean $38.8915 principal amount of Notes.

The Notes will pay a coupon, if any, on each Coupon Payment Date. For each Note you hold, on each Coupon Payment Date you will receive an amount in U.S. dollars equal to the difference between the Reference Dividend Amount minus the Tracking Fee. If the Reference Dividend Amount is less than the Tracking Fee on any Coupon Valuation Date, there will be no coupon payment on the corresponding Coupon Payment Date, and the Tracking Fee for the next Coupon Payment Date will be increased by an amount equal to the Tracking Fee Shortfall. This process will be repeated until such time as the Reference Dividend Amount for any period of calculation is sufficient to cover the accrued Tracking Fee for all prior months.

On the Maturity Date, you will receive the Cash Settlement Amount, an amount per Note in U.S. dollars equal to (i) the Principal Amount multiplied by the Index Ratio minus (ii) the accrued Tracking Fee, if any. The Index Ratio is equal to the Final VWAP Level divided by the Initial VWAP Level. If the Final VWAP Level is less than the Initial VWAP Level, you will receive less, and possibly significantly less, at maturity, than the principal you invested.

The Notes may be redeemed prior to maturity as of the last Business Day of each week during the term of the Notes. In order to redeem your Notes, you must comply with the Notice Procedures described herein. Upon compliance with the Notice Procedures, the Calculation Date for the redeemed Notes will be accelerated to the Redemption Valuation Date, which shall automatically accelerate the final Coupon Valuation Date and the Maturity Date in accordance with the terms specified herein. On the accelerated Maturity Date, you will receive an amount equal to the Redemption Amount, which equals the sum of (i) the Cash Settlement Amount minus the Redemption Fee Amount plus (ii) the Coupon Amount, if any.

Selected Investment Considerations

•
Growth potential - The Notes offer the possibility to participate in the potential appreciation of the Index. The return, if any, on the Notes is based upon the extent to which the Final VWAP Level is greater than the Initial VWAP Level.

•
Index access - The Notes represent a unique opportunity to invest in a security that tracks the Alerian MLP Select Index. Due to our exclusive licensing agreement (see “Description of the Index - License Agreement”) this Note is the only security at present that will allow a Noteholder to track the Index.

•
Exchange listed - We intend to list the Notes on the New York Stock Exchange under the ticker symbol “BSR”. If an active secondary market in the Notes develops, we expect that investors will purchase and sell the Notes primarily in the secondary market.

•
Coupon - The Notes will pay a coupon on a monthly basis to the extent that the gross cash dividends from the MLPs in the Index attributable to the Notes (adjusted for the relative weightings within the Index as described herein) for the prior month minus a tracking fee.

•	Early redemption - The Notes may be redeemed prior to maturity as of the last Business Day of each week in a minimum amount of 75,000 Notes.

Selected Risk Considerations

•
Possible loss of principal - The Notes are not principal protected, therefore you may receive less, and possibly significantly less, than the principal you invested. If the Final VWAP Level is less than the Initial VWAP Level, the Cash Settlement Amount you will receive at maturity will be less than the principal you invested. In that case, you will receive less, and possibly significantly less, than the principal you invested.

•
Limited portfolio diversification - The Index Components are concentrated in the energy oriented Master Limited Partnership sector. Your investment may, therefore, carry risks similar to a concentrated investment in a limited number of industries or sectors.

•
The level of the Index cannot be predicted - The future performance of the Index is impossible to predict and, therefore, no future performance of the Notes or the Cash Settlement Amount may be inferred from any of the historical data or any other information set forth herein. Because it is impossible to predict the level of the Index or the performance of any of the Index Components, it is possible that the level of the Index and the VWAP Level will decline and you will lose all or part of the principal you invested.

•
Liquidity - Although we intend to list the Notes on the New York Stock Exchange, a trading market for your Notes does not currently exist and may not develop. In addition, our subsidiary, Bear, Stearns & Co. Inc. has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made; nor can we predict the price at which such bids will be made. If you sell your Notes prior to maturity, you may receive less than the principal you invested.

•	Possible loss of value in the secondary market - If you sell your Notes prior to maturity, you may receive less than the principal you invested.

•
Coupon payments are not guaranteed - You will not receive a coupon payment to the extent that, for any period of calculation, the amount of gross cash dividends that would be received by a Reference Holder of the Index Components would be less than the Tracking Fee. The yield on the Notes, therefore, may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same maturity.

•
Taxes - The U.S. federal income tax consequences of an investment in the Notes are uncertain. The Issuer and the holders agree (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for federal income tax purposes as pre-paid cash-settled executory contracts linked to the value of the Index and, where required, to file information returns with the Internal Revenue Service (the “IRS”) in accordance with such treatment. Assuming the Notes are treated as pre-paid cash-settled executory contracts, you should generally recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes) and you agree with the Issuer to currently recognize as ordinary income any coupon received in respect of the Notes. However, other treatments are possible. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.

KEY TERMS

Issuer:	The Bear Stearns Companies Inc.

Index:
The Alerian MLP Select Index (ticker “AMZS”), as published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Sponsor”), in consultation with Alerian Capital Management LLC (“Alerian”).

The Index measures the composite performance of energy oriented Master Limited Partnerships (“MLPs”), and is calculated by the Sponsor using a float-adjusted, market capitalization-weighted methodology. The objective of the Index is to provide investors with an unbiased, comprehensive benchmark for the performance of the energy Master Limited Partnership universe. The MLPs underlying the Index are generally limited partnerships engaged in the exploration, marketing, mining, processing, production, storage or transportation of any mineral or natural resource. The Index itself is disseminated real-time on a price-return basis and is listed on the Chicago Mercantile Exchange.

Index Components:	As of any date of determination, the constituents underlying the Index.

Closing Date:	July 11, 2007

Settlement Date:	July 20, 2007

Pricing Date:	July 19, 2007

Principal Amount:
The Notes will be denominated in U.S. dollars. Each Note will be issued in minimum denominations to be determined by the Calculation Agent based upon the quotient of (1) the arithmetic mean of the sum for each Index Component of the products of (i) the volume-weighted average price of that Index Component and (ii) the published share weighting of that Index Component, each measured daily over a specified period of Index Business Days following the Closing Date (the “Initial Measurement Period”) in accordance with the following schedule (the “VWAP Schedule”), divided by (2) the product of the Index Divisor and the number ten:

Aggregate Size of the Issuance	Initial Measurement Period
Less than $200 Million	6 Index Business Days

The minimum purchase for any purchaser domiciled in a Member state of the European Economic Area shall be $100,000. The aggregate principal amount of the Notes being offered is $75,039,438.02. When we refer to Note or Notes in this pricing supplement, we mean Notes with a principal amount of $38.8915.

VWAP Level:
As of any date of determination and with respect to the Index, the quotient of (1) the arithmetic mean of the sum for each Index Component of the products of (i) the volume weighted-average price of that Index Component as of such date and (ii) the published share weighting of that Index Component as of such date divided by (2) the Index Divisor as of such date, as determined by the Calculation Agent.

Index Divisor:	As of any date of determination, the divisor used by the Sponsor to calculate the level of the Index, as further described under “Description of the Index - Computation of the Index” herein.

Further Issuances:
We may, without your consent, offer further issuances of the Notes at offering prices based upon market conditions and VWAP Levels at that time. If there is substantial demand for the Notes, we may issue additional Notes frequently. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement.

Coupon:
The Notes will pay a coupon, if any, on each Coupon Payment Date. For each Note you hold, on each Coupon Payment Date you will receive an amount in U.S. dollars equal to the difference between the Reference Dividend Amount minus the Tracking Fee (the “Coupon Amount”). To the extent the Reference Dividend Amount is less than the Tracking Fee on any Coupon Valuation Date, there will be no coupon payment made on the corresponding Coupon Payment Date, and an amount equal to the difference between the Tracking Fee and the Reference Dividend Amount in respect of such period (the “Tracking Fee Shortfall”) will be added to the Tracking Fee deducted from the Reference Dividend Amount in respect of the next Coupon Payment Date. For the avoidance of doubt, the process will be repeated to the extent necessary until such time as the accrued Tracking Fee has been deducted from the appropriate Reference Dividend Amount in all prior months.

Coupon Payment Date:	Means the fifth Business Day following each Coupon Valuation Date, subject to adjustment as described herein.

Coupon Valuation Date:
Means the first Business Day of each calendar month during the term of the Notes beginning on August 1, 2007, and the last Coupon Valuation Date shall be the Calculation Date, subject to adjustment as described herein.

Reference Dividend
Amount:
As of any Coupon Payment Date, an amount per Note equal to the gross cash dividends that would have been received by a Reference Holder in respect of a quantity of Index Components held by such Reference Holder on an “ex-dividend date” with respect to any Index Component, which “ex-dividend date” occurred during the period from and including the first Index Business Day following the Initial Measurement Period to and excluding the immediately preceding Coupon Valuation Date. Any non-cash dividends that would have been received by a Reference Holder during any period of determination will be valued in cash by the Calculation Agent and will be included in the gross cash dividends for purposes of this calculation.

Tracking Fee:
As of any date of determination, an amount per Note equal to the product of 0.070834% (representing 0.85% per annum) multiplied by the Current NAV. The Tracking Fee will be increased by an amount equal to any Tracking Fee Shortfall.

Current NAV:
As of any date of determination, an amount per Note equal to the product of (i) the Principal Amount multiplied by (ii) a fraction, the numerator of which is equal to the VWAP Level as of such date and the denominator of which is equal to the Initial VWAP Level, as determined by the Calculation Agent.

Cash Settlement Amount:	An amount per Note payable in U.S. dollars on the Maturity Date equal to (i) the Principal Amount multiplied by the Index Ratio minus (ii) the accrued Tracking Fee, if any.

Index Ratio:	As of any date of determination, an amount equal to the quotient of the Final VWAP Level divided by the Initial VWAP Level.

Initial VWAP Level:
388.915, representing the arithmetic mean of the VWAP Levels measured each Index Business Day in the Initial Measurement Period determined in accordance with the VWAP Schedule set forth above, as determined by the Calculation Agent.

Final VWAP Level:	The arithmetic mean of the VWAP Levels measured each Index Business Day in the Final Measurement Period, as determined by the Calculation Agent.

Final Measurement Period:
The five Index Business Days from and including the Calculation Date. The Final Measurement Period is subject to adjustment as described under “Description of the Notes - Redemption; Defeasance” and “Description of the Notes - Market Disruption Events”.

Calculation Date:
July 9, 2027, unless such day is not an Index Business Day, in which case the Calculation Date shall be the next Index Business Day. The Calculation Date is subject to adjustment as described under “Description of the Notes - Redemption; Defeasance” and “Description of the Notes - Market Disruption Events”.

Maturity Date:	The third Business Day following the final Index Business Day in the Final Measurement Period.

Early Redemption Event:
You may redeem your Notes as of the last Business Day of each week during the term of the Notes (each, a “Redemption Valuation Date”) by delivering a Redemption Notice to us via email no later than 10:00 a.m. New York City time on the Business Day prior to such Redemption Valuation Date. If we receive your Redemption Notice in accordance with the foregoing, we or our affiliate will send a form of Redemption Confirmation to you via return email, which you must complete, execute and return to us via facsimile by no later than 4:00 p.m. New York City time on the same Business Day. We or our affiliate must acknowledge receipt of your completed Redemption Confirmation in order for your redemption to be effective. The procedures described in the foregoing paragraph are referred to herein as the “Notice Procedures.”

Upon compliance with the Notice Procedures, the Calculation Agent will accelerate the Calculation Date with respect to the Notes being redeemed to the relevant Redemption Valuation Date, which will automatically accelerate the final Coupon Valuation Date and the Maturity Date with respect to the Notes being redeemed in accordance with the terms set forth herein. On the accelerated Maturity Date you will receive an amount per Note in U.S. dollars equal to (i) the Cash Settlement Amount minus Redemption Fee Amount plus (ii) the Coupon Amount, if any (the “Redemption Amount”).

The Tracking Fee applicable to the Notes subject to an Early Redemption Event shall be an amount equal to the sum of (i) the Tracking Fee Shortfall as of the last Coupon Valuation Date (if any) plus (ii) the Tracking Fee as of the next Coupon Valuation Date multiplied by a percentage, the numerator of which is the total number of days since the prior Coupon Valuation Date, and the denominator of which is 30 (the “Adjusted Tracking Fee”). To the extent the Reference Dividend Amount as of the accelerated Calculation Date is greater than the Adjusted Tracking Fee, the Redemption Amount will include a coupon payment equal to the Coupon Amount (with the Calculation Agent using the Adjusted Tracking Fee in calculating such Coupon Amount). To the extent the Reference Dividend Amount as of the accelerated Calculation Date is less than the Adjusted Tracking Fee, the Redemption Amount will not include any coupon payment, and an amount equal to the difference between the Adjusted Tracking Fee less the Reference Dividend Amount will be subtracted from the Index Ratio in determining the Cash Settlement Amount payable on the accelerated Maturity Date.

We will inform you of the Redemption Amount on the first Business Day following the final Index Business Day in the Final Measurement Period. Upon receipt, you must instruct your custodian at The Depositary Trust Company (“DTC”) to book a delivery vs. payment trade with respect to your Notes on such date at a price equal to the Redemption Amount, facing Bear Stearns DTC 0352, and cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time, on the applicable accelerated Maturity Date.

You may redeem your Notes only in amounts of 75,000 Notes or greater, subject to adjustment by the Calculation Agent. You may not redeem your Notes in the week in which the Notes mature.

Redemption Notice:	Means the form of redemption notice attached hereto as Appendix 1.

Redemption Confirmation:	Means the form of redemption confirmation attached hereto as Appendix 2.

Redemption Fee:	0.125%

Redemption Fee Amount:	As of any date of determination, an amount per Note in U.S. dollars equal to the product of the Redemption Fee multiplied by the applicable Cash Settlement Amount.

Reference Holder:
As of any date of determination, a hypothetical holder of a number of shares of each of the Index Components in the then current weightings within the Index as if such holder had invested an amount in the Index as of that date equal to the then equivalent Cash Settlement Amount (as if the Calculation Agent were to determine the Cash Settlement Amount on that date), as determined by the Calculation Agent.

Exchange Listing:	The Notes will be listed on the New York Stock Exchange under the ticker symbol “BSR”.

Business Day:	Any day other than a Saturday or Sunday, on which banking institutions in New York, New York, are not authorized or obligated by law or executive order to close.

Index Business Day:	Any day on which each Primary Exchange and each Related Exchange are scheduled to be open for trading.

Primary Exchange:	With respect to each Index Component, the primary exchange or market of trading of such Index Component.

Related Exchange:
With respect to each Index Component, each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to such Index Component.

Calculation Agent:	Bear, Stearns & Co. Inc.

Offers and sales of the Notes are subject to restrictions in certain jurisdictions. The distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer or sale of the Notes in certain other jurisdictions may be restricted by law. Persons who come into possession of this pricing supplement, and the accompanying prospectus supplement and prospectus or any Notes must inform themselves about and observe any applicable restrictions on the distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer and sale of the Notes. Notwithstanding the minimum denomination of $38.8915, the minimum purchase for any purchaser domiciled in a member state of the European Economic Area shall be $100,000.

QUESTIONS AND ANSWERS

What are the Notes?

The Notes are a series of our senior debt securities, the value of which is linked to the performance of the Index. Unless redeemed earlier, the Notes will mature on the Maturity Date. When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $38.8915. You should refer to the section “Description of the Notes.”

Are the Notes equity or debt securities?

The Notes are our unsecured debt securities. However, the Notes differ from traditional debt securities in that the Notes are not principal protected. If, at maturity or upon redemption, the Final VWAP Level is less than the Initial VWAP Level, you will receive less, and possibly significantly less, than the principal you invested.

Are the Notes principal protected?

The Notes are not principal protected, therefore, you may lose up to 100% of the principal amount of your Notes. If, at maturity, the Final VWAP Level is less than the Initial VWAP Level, you will receive less, and possibly significantly less, than the principal you invested. You should understand that the future performance of the Index is impossible to predict and therefore no future performance of the Notes and the Index may be inferred from the past historical performance of the Index.

Will I receive interest on the Notes?

On the first Business Day of each calendar month during the term of the Notes, the Calculation Agent will determine the amount per Note of gross cash dividends that a Reference Holder would have received in respect of a quantity of Index Components held by such Reference Holder on an “ex-dividend date” with respect to any Index Component, which “ex-dividend date” occurred during the period from and including the first Index Business Day following the Initial Measurement Period to and excluding the immediately preceding Coupon Valuation Date. If such amount is greater than the tracking fee equal to 0.070834% of the current value of a Note measured as the relevant date of determination, you will receive a coupon payment on the fifth Business Day following such Coupon Valuation Date in an amount per Note in U.S. dollars equal the pro rata amount of such excess. No coupon payment will be made for any period of calculation in which the tracking fee is greater than the amount of gross cash dividends for such period, and the amount of such tracking fee shortfall will be added by the Calculation Agent to the tracking fee to be deducted from the gross cash dividends in respect of the following period. This process will be repeated until such time as the gross cash dividends for any period of calculation are sufficient to cover the amount of the accrued tracking fee for all prior months. You should see “Description of the Notes - Coupon Payments” for further information.

In addition, for each Index Business Day in the Initial Measurement Period, your initial investment will be decreased on a straight-line basis (over the total number of Index Business Days in the Initial Measurement Period) and such diminished amount will accrue interest at an interest rate based on the Fed Funds Rate on a daily basis. Such interest amount will be applied towards the purchase of additional Notes.

What will I receive at maturity on the Notes?

On the Maturity Date you will receive the Cash Settlement Amount, an amount in cash that depends upon the relation of the Final VWAP Level to the Initial VWAP Level. The Notes are not principal protected. Therefore, you may receive less, and possibly significantly less, than the principal you invested.

If you hold your notes to maturity, on the Maturity Date you will receive the Cash Settlement Amount, an amount per Note in U.S. dollars equal to (i) the Principal Amount multiplied by the Index Ratio minus (ii) the accrued Tracking Fee, if any.

The “Index Ratio,” as of any date of determination, is an amount equal to the quotient of the Final VWAP Level divided by the Initial VWAP Level.

The “Initial VWAP Level” equals 388.915, representing the arithmetic mean of the VWAP Levels measured each Index Business Day in the Initial Measurement Period determined in accordance with the VWAP Schedule, as determined by the Calculation Agent.

The “Final VWAP Level” will equal the arithmetic mean of the VWAP Levels measured each Index Business Day in the Final Measurement Period, as determined by the Calculation Agent.

The “VWAP Level” means, as of any date of determination and with respect to the Index, the quotient of (1) the arithmetic mean of the sum for each Index Component of the products of (i) the volume weighted-average price of that Index Component as of such date and (ii) the published share weighting of that Index Component as of such date, divided by (2) the Index Divisor as of such date, as determined by the Calculation Agent.

The “Index Divisor” means, as of any date of determination, the divisor used by the Sponsor to calculate the level of the Index, as further described under “Description of the Index - Computation of the Index” herein.

The “Initial Measurement Period” means the period of Index Business Days specified in accordance with the VWAP Schedule set forth herein.

The “Final Measurement Period” means the five Index Business Days from and including the Calculation Date. The Final Measurement Period is subject to adjustment as described under “Description of the Notes -Redemption; Defeasance” and “Description of the Notes - Market Disruption Events.”.

The “Calculation Date” is July 9, 2027, unless such day is not an Index Business Day, in which case the Calculation Date shall be the next Index Business Day. The Calculation Date is subject to adjustment as described under “Description of the Notes -Redemption; Defeasance” and “Description of the Notes - Market Disruption Events.”

The “Maturity Date” of the Notes will be the third Business Day following the final Index Business Day in the Final Measurement Period.

For more specific information about the Cash Settlement Amount, you should refer to “Description of the Notes.”

May the Notes be redeemed prior to maturity?

You may redeem your Notes as of the last Business Day of each week during the term of the Notes by following the Notice Procedures, which generally require you to send us an email by no later than 10:00 a.m. New York City time on the date immediately prior to the applicable Redemption Valuation Date and to subsequently complete, execute and deliver to us a redemption confirmation via email by 4:00 p.m. New York City time on the same day. Once the Notice Procedures have been effectively complied with, the Calculation Agent will accelerate the Calculation Date to the relevant Redemption Valuation Date, which will have the effect of automatically accelerating the final Coupon Valuation Date and the Maturity Date with respect to the Notes being redeemed. On the first Business Day following the final Index Business Day of the Final Measurement Period, we or an affiliate will notify you of the Redemption Amount that you will receive with respect to the Notes being redeemed, at which time you must take certain actions with respect to your Depositary Trust Company custodian to complete the redemption process, as further described herein. On the accelerated Maturity Date you will receive an amount per Note in U.S. dollars equal to the Cash Settlement Amount minus a redemption fee of 0.125% of the Cash Settlement Amount, plus a final coupon payment, if any. You may redeem Notes only in amounts of 75,000 Notes or more. For additional information see “Description of the Notes - Redemption; Defeasance.”

Will there be additional offerings of the Notes?

We may, at our sole discretion, offer further issuances of the Notes. If there is substantial demand for the Notes, we may issue additional Notes frequently. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuance will increase the aggregate principal amount of the outstanding Notes of this series to include the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to any future issuances of Notes bearing the same CUSIP number. The price of any additional offerings will be determined at the time of pricing of each offering, which price will be a function of the VWAP Levels and prevailing market price of the Notes at the time of the relevant sale.

What is the Index and who publishes it?

Standard & Poor’s, the Sponsor, computes and publishes the Index in consultation with Alerian Capital Management, LLC, which has contracted with the Sponsor to maintain and calculate the Index. Neither the Sponsor nor Alerian shall have any liability for any errors or omissions in calculating the Index. The Notes, which are linked to the performance of the Index, are not sponsored, endorsed, sold or promoted by the Sponsor or Alerian, and neither the Sponsor nor Alerian makes any representations regarding the advisability of investing in the Notes.

The Index measures the composite performance of energy oriented Master Limited Partnerships (“MLPs”), and is calculated by the Sponsor using a float-adjusted, market capitalization-weighted methodology. The objective of the Index is to provide investors with an unbiased, comprehensive benchmark for the performance of the energy MLP universe. MLPs are limited partnerships engaged in the exploration, marketing, mining, processing, production, storage or transportation of any mineral or natural resource. The Index is disseminated real-time on a price return basis and is listed on the Chicago Mercantile Exchange (ticker “AMZS”).

For more specific information about the Index, please see the sections “Description of the Index” and “Hypothetical Historical Performance Data.”

How has the Index performed historically?

The Index began publishing on March 16, 2007. The Sponsor has calculated over 11 years of historical Index data on both a price and total return basis based upon the Index methodology described herein. We have provided a table that depicts the monthly performance of the Index from January 2002 to April 2007, and a graph depicting the monthly performance of the Index from December 1995 to April 2007, each based on the application of the index methodology described herein. You can find this table and graph in the section “Description of the Index - Historical Performance of the Index.” We have provided this historical information to help you evaluate the behavior of the Index in various economic environments; however, past performance is not indicative of how the Index will perform in the future. You should refer to the section “Risk Factors - The hypothetical Index performance does not represent actual performance.”

Will the Notes be listed on a securities exchange?

We intend to list the Notes on the New York Stock Exchange under the ticker symbol “BSR.” If our application is approved and an active secondary market in the Notes develops, we expect that investors will purchase and sell the Notes primarily in this secondary market. In addition, our subsidiary, Bear, Stearns & Co. Inc. (“Bear Stearns”) has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made; nor can we predict the price at which any such bids will be made. If you sell your Notes prior to maturity, you may receive less than the principal you invested. You should refer to the section “Risk Factors.”

What is the role of Bear Stearns?

Bear Stearns will be our agent for the offering and sale of the Notes (the “Agent”). After the initial offering, Bear Stearns intends to buy and sell the Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. However, Bear Stearns will not be obligated to engage in any of these market activities or to continue them once they are begun.

Bear Stearns also will be our Calculation Agent for purposes of calculating coupons and the Cash Settlement Amount hereunder. Under certain circumstances, these duties could result in a conflict of interest between Bear Stearns’ status as our subsidiary and its responsibilities as Calculation Agent. You should refer to “Risk Factors - The Calculation Agent is one of our affiliates, which could result in a conflict of interest.”

Can you tell me more about The Bear Stearns Companies Inc.?

We are a holding company that, through our broker-dealer and international bank subsidiaries, principally Bear Stearns, Bear, Stearns Securities Corp., Bear, Stearns International Limited (“BSIL”) and Bear Stearns Bank plc, is a leading investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, institutional and individual investors worldwide. For more information about us, please refer to the section “The Bear Stearns Companies Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the SEC, which you can find by referring to the section “Where You Can Find More Information” in the accompanying prospectus.

Who should consider purchasing the Notes?

In general, because the Notes are tied or “linked” to the level of the Index, they may be appropriate for investors with specific investment horizons who seek to participate in the potential appreciation of the Index. In particular, the Notes may be an attractive investment for you if you:

•	want potential upside exposure to the Index;

•	believe that the level of the Index and VWAP Level will increase over the term of the Notes by an amount sufficient to offset the Tracking Fee and, if applicable, the Redemption Fee;

•	want the potential to receive dividend income during the term of the Notes;

•	seek an investment with an active secondary market; and

•	want the flexibility to redeem the Notes prior to maturity.

The Notes may not be a suitable investment for you if:

•	do not want to place your principal at risk;

•	believe that the VWAP Level will decrease or will not increase by an amount to offset the Tracking Fee and the Redemption Fee, if applicable, over the term of the Notes; or

•	seek an investment with a fixed return or that makes guaranteed interest payments.

What are the U.S. federal income tax consequences of investing in the Notes?

The U.S. federal income tax consequences of an investment in the Notes are uncertain. The Issuer and the holders agree (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes as pre-paid cash-settled executory contracts linked to the value of the Index and, where required, to file information returns with the IRS in accordance with such treatment. Assuming the Notes are treated as pre-paid cash-settled executory contracts, you should generally recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes) and you agree with the Issuer to currently recognize as ordinary income any coupon received in respect of the Notes. However, other treatments are possible. You should review the discussion under the section “Certain U.S. Federal Income Tax Considerations,” and consult with your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes.

Does ERISA impose any limitations on purchases of the Notes?

An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including individual retirement accounts, individual retirement annuities or Keogh plans, a governmental plan subject to any similar law or any entity the assets of which are deemed to be “plan assets” under ERISA, relevant regulations or otherwise, will be permitted to purchase, hold and dispose of the Notes, subject to certain conditions. Such investors should carefully review the discussion under “Certain ERISA Considerations” in this pricing supplement before investing in the Notes.

Are there any risks associated with my investment?

Yes. The Notes are subject to a number of risks. You should refer to “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

RISK FACTORS

Your investment in the Notes involves a degree of risk similar to investing in the Index. You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities. Prospective purchasers should recognize the possibility of a substantial loss with respect to their investment in the Notes. Prospective purchasers of the Notes should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Notes in light of their particular financial circumstances, the following risk factors and the other information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus. These risks include the possibility that the VWAP Levels will fluctuate, and the possibility that you will receive a substantially lower amount of principal than the amount you invested. We have no control over a number of matters that may affect the value of the Notes, including economic, financial, regulatory, geographic, tax, judicial and political events, and that are important in determining the existence, magnitude, and longevity of these risks and their influence on the value of, or the payment made on, the Notes.

The Notes are not principal protected. At maturity or upon redemption, the Notes may pay less than the principal amount.

The Notes are not principal protected. If the Final VWAP Level is less than the Initial VWAP Level on the Calculation Date, there will be no principal protection on the Notes and the Cash Settlement Amount you will receive at maturity or upon redemption will be less than the initial offering price. In addition, fees payable to the Issuer will increase any downward performance of the Index. You may receive less, and possibly significantly less, than your initial investment in the Notes.

Even if the Final VWAP Level is greater than the Initial VWAP Level, you may receive less than the principal amount of your Notes.

If the monthly dividends that a Reference Holder would be entitled to receive from the Index Components are not sufficient to cover the annualized Tracking Fee of 0.85%, the amount of Tracking Fee Shortfall will be subtracted from the Cash Settlement Amount and will reduce the amount of your return at maturity. In addition, if you redeem your Notes prior to maturity you will be charged a Redemption Fee equal to 0.125% of the value of your Notes. If the VWAP Level decreases or does not increase sufficiently during the term of the Notes to offset any accrued Tracking Fee and any applicable Redemption Fee, you will receive less than the principal amount of your investment at maturity or upon redemption of your Notes.

You will not benefit from any increase in the VWAP Level if such increase is not reflected in the VWAP Level as it is calculated during the Final Measurement Period.

The Cash Settlement Amount will be based on the Index Ratio, representing the Final VWAP Level divided by the Initial VWAP Level. Even if the VWAP Level as of some date or dates prior to the Final Measurement Period would have been higher than the Initial VWAP Level, you may receive less than the principal amount of your Notes at maturity or upon redemption if the VWAP Level as of such date is lower than the Initial VWAP Level.

There are restrictions on the minimum number of Notes you may redeem and on the dates on which you may redeem them.

You must redeem at least 75,000 Notes at one time in order to exercise your right to redeem your Notes prior to maturity. You may only redeem your Notes if you comply with the Notice Procedures described in the section “Description of the Notes-Redemption; Defeasance.” If you fail to comply with the Notice Procedures, the Calculation Date will not be accelerated to the relevant Redemption Valuation Date. See “Description of the Notes—Redemption; Defeasance” for more information. You have no right to redeem your Notes in the week in which the Notes mature.

You are not guaranteed a coupon payment.

You will not receive a coupon payment to the extent that, as of any Coupon Payment Date, the amount of gross cash dividends that would have been received by a Reference Holder in respect of a quantity of Index Components held by such Reference Holder on an “ex-dividend date” with respect to any Index Component, which “ex-dividend date” occurred during the period from and including the first Index Business Day following the Initial Measurement Period to and excluding the immediately preceding Coupon Valuation Date would be less than the Tracking Fee for such period. Any shortfall in the Tracking Fee will accrue from month to month, until such time as the accrued Tracking Fee has been deducted from the appropriate Reference Dividend Amount in all prior months. The return on the Notes, therefore, may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same maturity.

You must rely on your own evaluation of the merits of an investment linked to the Index.

In the ordinary course of our business, we may from time to time express views on expected movements in the Index and any of the Index Components. These views may vary over differing time horizons and are subject to change without notice. Moreover, other professionals who deal in the equity markets may at any time have views that differ significantly from ours. In connection with your purchase of the Notes, you should investigate the Index and the Index Components and not rely on our views with respect to future movements of the Index or the Index Components. You should make such investigation as you deem appropriate as to the merits of an investment linked to the Index.

Because the treatment of the Notes is uncertain, the material U.S. federal income tax consequences of an investment in the Notes are uncertain.

Although the Issuer and the holders agree (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes as pre-paid cash-settled executory contracts linked to the Index, there is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain. In particular, it is possible that you will be required to recognize additional income for U.S. federal tax purposes with respect to the Notes beyond the amount of any coupon received on the Notes prior to the sale, exchange or maturity of the Notes, and it is possible that any gain or income recognized with respect to the Notes will be treated as ordinary income rather than capital gain. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Please read carefully the section “Certain U.S. Federal Income Tax Considerations.”

Energy MLP market risks may affect the trading value of the Notes and the amount you will receive at maturity.

We expect that the level of the Index and the VWAP Level will fluctuate in accordance with changes in the financial condition of the Index Components and certain other factors. The financial condition of the Index Components may become impaired or the general condition of the energy MLP market may deteriorate, either of which may cause a decrease in the level of the Index or the VWAP Level and thus in the value of the Notes. Securities are susceptible to general market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the Index Components change. Investor perceptions regarding the Index Components are based on various and unpredictable factors, including expectations regarding government, economic, monetary, tax and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The level of the Index and the VWAP Level is expected to fluctuate until the Maturity Date.

The historical performance of the Index is not an indication of the future performance of the Index.

The historical performance of the Index, which is included in this pricing supplement, should not be taken as an indication of the future performance of the Index. While the trading prices of the Index Components will determine the level of the Index, and the VWAP Level it is impossible to predict whether the level of the Index will fall or rise. Trading prices of the underlying securities comprising the Index will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, tax, political and other factors that can affect the capital markets generally and the equity trading markets on which the underlying securities are traded, and by various circumstances that can influence the levels of the underlying securities in a specific market segment or the level of a particular underlying security.

The liquidity of the market for the Notes may vary materially over time.

We intend to sell a portion of the Notes on the Closing Date, and the remainder of the Notes will be offered and sold from time to time through Bear Stearns, our affiliate, as agent. Also, the number of Notes outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Notes. Accordingly, the liquidity of the market for the Notes could vary materially over the term of the Notes. While you may elect to redeem your Notes prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 75,000 Notes at one time in order to exercise you right to redeem your Notes.

The price at which you will be able to sell your Notes on the secondary market prior to maturity will depend on a number of factors, and may be substantially less than the amount you had originally invested.

If you wish to sell your Notes prior to maturity, there are many factors outside of our control that may affect their value. We believe that the value of your Notes will be primarily affected by the level of the Index, whether the level of the Index is greater than or equal to the level of the Index as of the Pricing Date, changes in U.S. interest rates, the supply of and demand for the Notes and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price, if any, at which you will be able to sell your Notes on the secondary market prior to maturity may be substantially less than the principal you invested if, at such time, the level of the Index is less than, equal to or not sufficiently above the level of the Index on the Pricing Date. If you sell your Notes on the secondary market prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes. The following paragraphs describe the manner in which we expect the value of the Notes will be affected in the event of a change in a specific factor, assuming all other conditions remain constant.

•
Index performance. We expect that the value of the Notes prior to maturity will depend substantially on whether the level of the Index is greater than the level of the Index on the Pricing Date. If you decide to sell your Notes on the secondary market when the level of the Index exceeds the level of the Index on the Pricing Date, you may nonetheless receive substantially less than the amount that would be payable at maturity because of expectations that the level of the Index will continue to fluctuate until the Notes mature. Economic, financial, regulatory, geographic, judicial, tax, political, and other developments that affect the Index Components may also affect the level of the Index and, thus, the value of the Notes.

•
Our credit ratings, financial condition and results of operations. Actual or anticipated changes in our current credit ratings, A1 by Moody’s Investor Service, Inc. and A+ by Standard & Poor’s Rating Services, as well as our financial condition or results of operations may significantly affect the trading value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the level of the Index, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Notes.

•
Events involving the Index Components. General economic conditions and earnings results of the Index Components, and real or anticipated changes in those conditions or results, may affect the value of the Notes. For example, some of the Index Components may be affected by mergers and acquisitions, which can contribute to the volatility of the Index. As a result of a merger or acquisition, one or more Index Components may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the Index Components originally included in the Index.

•
Size and liquidity of the trading market. We intend to list the Notes on the New York Stock Exchange. However, a secondary market in the Notes may not develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive upon any sale of the Notes prior to maturity. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

•
Inclusion of commission. The inclusion of commissions and projected profit from hedging in the initial public offering price of the Notes is likely to adversely affect secondary market prices. Assuming no change in the market conditions or any other relevant factors, the price, if any, at which Bear Stearns may be willing to purchase the Notes in secondary market transactions may be lower than the original price of the Notes, because the original price included, and secondary market prices are likely to exclude, commissions paid with respect to the Notes, as well as the projected profit included in the cost of hedging our obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by Bear Stearns as a result of dealer discounts, mark-ups or other transaction costs.

We want you to understand that the effect of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the Notes attributable to another factor, such as an increase in the level of the Index. You should also understand that one or more of the factors specified above may have a negative effect on the Redemption Amount that would be received if you were to redeem your Notes prior to maturity.

Suspensions or disruptions of market trading in the securities markets may adversely affect the Cash Settlement Amount and/or the market value of the Notes.

The securities markets are subject to temporary distortions or other disruptions due to various factors, including a lack of liquidity in the markets, the participation of speculators and potential government regulation and intervention. Suspension or other disruptions of market trading in the securities of the Index Components could adversely affect the value of those Index Components and, therefore, the amount of the Cash Settlement Amount and/or the trading value of the Notes.

You have no partnerships rights or rights to receive any securities.

Investing in the Notes will not make you a holder of any of the Index Components. Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the underlying securities. The Cash Settlement Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any securities of the Index Components.

The Calculation Agent is one of our affiliates, which could result in a conflict of interest.

Bear Stearns will act as the Calculation Agent. The Calculation Agent will make certain determinations and judgments in connection with calculating the coupons, the Final VWAP Level, or deciding whether a Market Disruption Event (as defined herein) has occurred. You should refer to the sections “Description of the Notes - Discontinuance of the Index,” “- Adjustments to the Index” and “- Market Disruption Events.” Because Bear Stearns is our affiliate, conflicts of interest may arise in connection with Bear Stearns performing its role as Calculation Agent. Rules and regulations regarding broker-dealers (such as Bear Stearns) require Bear Stearns to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. See the section “Description of the Notes - Calculation Agent.”

Our affiliates, including Bear Stearns, may, at various times, engage in transactions involving the stocks underlying the Index for their proprietary accounts, and for other accounts under their management. These transactions may influence the value of such stocks, and therefore the level of the Index. BSIL, an affiliate of Bear Stearns, or one of its subsidiaries will also be the counterparty to the hedge of our obligations under the Notes. You should refer to the section “Use of Proceeds and Hedging.” Accordingly, under certain circumstances, conflicts of interest may arise between Bear Stearns’ responsibilities as Calculation Agent with respect to the Notes and its obligations under our hedge.

Changes that affect the calculation of the Index will affect the value of the Notes and the amount you will receive at maturity.

The Sponsor is responsible for calculating and maintaining the Index. The policies of the Sponsor concerning the calculation of the Index will affect the level of the Index and, therefore, will affect the value of the Notes and the Cash Settlement Amount.

If the Sponsor discontinues or suspends calculation or publication of the Index, it may become difficult to determine the value of the coupons, the Notes or the Cash Settlement Amount. If this occurs, the Calculation Agent will determine the value of the Notes. As a result, the Calculation Agent’s determination of the value of the Notes will affect the amount you will receive at maturity. In addition, if the Sponsor discontinues or suspends calculation of the Index at any time prior to the Maturity Date and a Successor Index (as defined herein) is not available or is not acceptable to the Calculation Agent, then the Calculation Agent will determine the amount payable on the Maturity Date by reference to a group of stocks and a computation methodology that the Calculation Agent determines will (as closely as reasonably possible) replicate the Index. The level of the Index is only one of the factors that will affect this determination and the value of the Notes prior to maturity. See the sections “Description of the Notes - Discontinuance of the Index” and “Description of the Index.”

The Sponsor may change the Index Components in a way that adversely affects the level of the Index and/or the Final VWAP Level and consequently the value of the Notes.

The Sponsor can add, delete or the Index Components or make other methodological changes that could adversely change the level of the Index, the Final VWAP Level and the value of the Notes. You should realize that changes in the Index Components may affect the Index, as a newly added Index Component may perform significantly better or worse than the Index Component it replaces.

We cannot control actions by any of the Index Components.

We are not affiliated with any of the Index Components. Actions by any Index Component may have an adverse effect on the price of its securities, the level of the Index, the Final VWAP Level, and the trading value of the Notes. None of the Index Components are involved in this offering and have no obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. None of the Index Components will receive any of the proceeds of this offering and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. None of the Index Components are involved with the administration, marketing or trading of the Notes and have no obligations with respect to the amount to be paid to you under the Notes on the Maturity Date.

We are not affiliated with any of the Index Components and are not responsible for any disclosure by any such Index Component. However, we may currently, or in the future, engage in business with such Index Components. Neither we nor any of our affiliates, including Bear Stearns, assumes any responsibility for the adequacy or accuracy of any publicly available information about the Index or any Index Component. You should make your own investigation into the Index and each Index Component.

We and our affiliates have no affiliation with the Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated in any way with the Sponsor or Alerian (except for the licensing arrangements discussed in the section “Description of the Index—License Agreement”) and have no ability to control or predict the actions of the Sponsor or Alerian, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. Neither we nor any or our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index, the Sponsor or Alerian contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Index, the Sponsor and Alerian. Neither the Sponsor nor Alerian is involved in any way in the offering of the Notes and has no obligation to consider your interests as an owner of Notes when it takes any actions that might affect the value of the Notes.

Trading and other transactions by us or our affiliates could affect the prices of the Index Components, the level of the Index, the trading value of the Notes or the Cash Settlement Amount.

We and our affiliates may from time to time buy or sell shares of Index Components or derivative instruments related to those stocks for our own accounts in connection with our normal business practices or in connection with hedging our obligations under the Notes and other instruments. These trading activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers and in accounts under our management. The transactions could affect the prices of those stocks or the level of the Index in a manner that would be adverse to your investment in the Notes. See the section “Use of Proceeds and Hedging.”

The original issue price of the Notes includes the cost of hedging our obligations under the Notes. Such cost includes BSIL’s expected cost of providing such hedge and the profit BSIL expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Bear Stearns will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Bear Stearns as a result of transaction costs. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

Hedging activities we or our affiliates may engage in may affect the level of the Index, and accordingly, increase or decrease the trading value of the Notes prior to maturity and the Cash Settlement Amount you would receive at maturity. To the extent that we or any of our affiliates has a hedge position in any of the Index Components, or derivative or synthetic instruments related to those stocks or the Index, we or any of our affiliates may liquidate a portion of such holdings at or about the time of the maturity of the Notes or at or about the time of a change in the Index Components. Depending on, among other things, future market conditions, the aggregate amount and the composition of such hedge positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that any of those activities will have a material effect on the level of the Index, we cannot assure you that these activities will not affect such level and the trading value of the Notes prior to maturity or the Cash Settlement Amount payable at maturity.

In addition, we or any of our affiliates may purchase or otherwise acquire a long or short position in the Notes. We or any of our affiliates may hold or resell the Notes. We or any of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future.

Research reports and other transactions may create conflicts of interest between you and us.

We or one or more of our affiliates have published, and may in the future publish, research reports on the Index or the Index Components. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market price of the Index Components and, therefore, the Final VWAP Level and the value of the Notes.

We or any of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the Notes.

We and our affiliates, at present or in the future, may engage in business with any of the Index Components, including making loans to, equity investments in, or providing investment banking, asset management or other advisory services to such Index Component or Index Components. In connection with these activities, we may receive information about such Index Component or Index Components that we will not divulge to you or other third parties.

The Cash Settlement Amount you receive on the Notes may be delayed or reduced upon the occurrence of a Market Disruption Event, or an Event of Default.

If the Calculation Agent determines that, on the Calculation Date, a Market Disruption Event has occurred or is continuing, the determination of the Final VWAP Level by the Calculation Agent may be deferred. You should refer to the section “Description of the Notes - Market Disruption Events.”

If the Calculation Agent determines that an Event of Default (as defined below) has occurred, a holder of the Notes will only receive an amount equal to the trading value of the Notes on the date of such Event of Default, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying hedging or funding arrangements, all as determined by the Calculation Agent. You should refer to the section “Description of the Notes—Event of Default and Acceleration.”

You should decide to purchase the Notes only after carefully considering the suitability of the Notes in light of your particular financial circumstances. You should also carefully consider the tax consequences of investing in the Notes. You should refer to the section “Certain U.S. Federal Income Tax Considerations” and discuss the tax implications with your own tax advisor.

DESCRIPTION OF THE NOTES

The following description of the Notes (referred to in the accompanying prospectus supplement as the “Other Indexed Notes”) supplements the description of the Notes in the accompanying prospectus supplement and prospectus. This is a summary and is not complete. You should read the indenture, dated as of May 31, 1991, as amended (the “Indenture”), between us and The Bank of New York as successor in interest to JPMorgan Chase Bank, N.A., as trustee (the “Trustee”). A copy of the Indenture is available as set forth under the section of the prospectus “Where You Can Find More Information.”

General

The Notes are part of a single series of debt securities under the Indenture described in the accompanying prospectus supplement and prospectus designated as Medium-Term Notes, Series B. The Notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt, including the other debt securities issued under the Indenture. Because we are a holding company, the Notes will be structurally subordinated to the claims of creditors of our subsidiaries.

The aggregate principal amount of the Notes is $75,039,438.02. The Notes are expected to mature on July 20, 2027. The Notes will be issued only in fully registered form, and in minimum denominations of $38.8915; provided, however, that the minimum purchase for any purchaser domiciled in a member state of the European Economic Area shall be $100,000. Initially, the Notes will be issued in the form of one or more global securities registered in the name of The Depositary Trust Company (“DTC”) or its nominee, as described in the accompanying prospectus supplement and prospectus. When we refer to Note or Notes in this pricing supplement, we mean $38.8915 principal amount of Notes.

For each Index Business Day in the Initial Measurement Period, your initial investment will be decreased on a straight-line basis (over the total number of Index Business Days in the Initial Measurement Period) and such diminished amount will accrue interest at an interest rate based on the Fed Funds Rate on a daily basis. Such interest amount will be applied towards the purchase of additional Notes.

You should refer to the section “Certain U.S. Federal Income Tax Considerations,” for a discussion of certain federal income tax considerations to you as a holder of the Notes.

Further Issuances

We may, at our sole discretion, offer further issuances of the Notes at offering prices based upon market conditions and VWAP Levels at that time. If there is substantial demand for the Notes, we may issue additional Notes frequently. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuances will increase the aggregate principal amount of the outstanding Notes of this series, plus the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to any future issuances of Notes bearing the same CUSIP number. The prices of any additional offerings will be determined at the time of pricing of each offering, which price will be a function of the prevailing market conditions and VWAP Levels at the time of the relevant sale.

Coupon Payments

The Notes will pay a coupon, if any, on each Coupon Payment Date. For each Note you hold, on each Coupon Payment Date you will receive an amount per Note in U.S. dollars equal to the difference between the Reference Dividend Amount minus the Tracking Fee (the “Coupon Amount”).

The “Coupon Payment Date” means the fifth Business Day following each Coupon Valuation Date, subject to adjustment as described herein.

The “Coupon Valuation Date” means the first Business Day of each calendar month during the term of the Notes beginning on August 1, 2007, and the last Coupon Valuation Date shall be the Maturity Date, subject to adjustment as described herein.

The “Reference Dividend Amount” means, as of any Coupon Payment Date, an amount equal to the gross cash dividends that would have been received by a Reference Holder in respect of a quantity of Index Components held by such Reference Holder on an “ex-dividend date” with respect to any Index Component, which “ex-dividend date” occurred during the period from and including the first Index Business Day following the Initial Measurement Period to and excluding the immediately preceding Coupon Valuation Date. Any non-cash dividends that would be received by a Reference Holder during any period of determination will be valued in cash by the Calculation Agent and will be included in the gross cash dividend proceeds for purposes of this calculation.

The “Tracking Fee” means, as of any date of determination, an amount per Note equal to the product of 0.070834% (representing 0.85% per annum) multiplied by the Current NAV. The Tracking Fee will be increased by an amount equal to any Tracking Fee Shortfall.

The “Current NAV” means, as of any date of determination, an amount per Note equal to the product of (i) the Principal Amount multiplied by (ii) a fraction, the numerator of which is equal to the VWAP Level as of such date and the denominator of which is equal to the Initial VWAP Level, as determined by the Calculation Agent.

The “Reference Holder” is, as of any date of determination, a hypothetical holder of a number of shares of each of the Index Components in the then current weightings as if such holder had invested an amount in the Index as of that date equal to the then equivalent Cash Settlement Amount (as if the Calculation Agent were to determine the Cash Settlement Amount on that date), as determined by the Calculation Agent.

To the extent the Reference Dividend Amount is less than the Tracking Fee on any Coupon Valuation Date, there will be no coupon payment made on the corresponding Coupon Payment Date, and an amount equal to the difference between the Tracking Fee and the Reference Dividend Amount (the “Tracking Fee Shortfall”) in respect of such period will be added to the Tracking Fee for the next Coupon Valuation Date. For the avoidance of doubt, the process will be repeated to the extent necessary until such time as the accrued Tracking Fee has been deducted from the appropriate Reference Dividend Amount in all prior months.

Illustrative Coupon Example

The following example illustrates hypothetical coupon calculations. The example is for illustrative purposes only and is not indicative of the future performance of the Index, the Index Components or any coupon payment that may be paid with respect to the Notes. It is impossible to predict what coupon payments will be paid under the Notes. You should not construe this example as an indication or assurance of the expected performance of the Notes or of any coupon payment made thereunder.

The following example is based upon a hypothetical five month term. The example demonstrates how the Tracking Fee will accrue from month to month to the extent the there is Tracking Fee Shortfall. The Tracking Fee will accrue until such time as the Reference Dividend Amount is sufficient to cover the accrued Tracking Fee for all prior months.

Coupon Valuation Date	Current NAV	Reference Dividend Amount	Tracking Fee	Coupon Payment	Tracking Fee Shortfall
Month 1	$37.70	$0.19	$0.02670	$0.1633	$0.00
Month 2	$40.00	$0.00	$0.02833	$0.00	$0.02833
Month 3	$45.00	$0.00	$0.03188	$0.00	$0.06021
Month 4	$35.00	$0.25	$0.02479	$0.165	$0.00
Month 5	$30.00	$0.30	$0.02125	$0.2788	$0.00

Payment at Maturity

Your investment may result in a loss because the Notes are not principal protected. On the Maturity Date, you will receive the Cash Settlement Amount, an amount in cash that depends upon the relation of the Final VWAP Level to the Initial VWAP Level. At maturity, if the Final VWAP Level is less than the Initial VWAP Level, the Cash Settlement Amount will be less than the initial offering price, in proportion to the percentage decline in the Index (not taking into consideration the Tracking Fee). In such a case, the principal amount of your investment is not protected and you will receive less, and possibly significantly less, than the principal you invested.

The “Cash Settlement Amount” is an amount per Note in U.S. dollars equal to (i) the Principal Amount times the Index Ratio (ii) minus the accrued Tracking Fee, if any.

The “Index Ratio” is an amount equal to the quotient of the Final VWAP Level divided by the Initial VWAP Level.

The “Initial VWAP Level” equals 388.915, representing the arithmetic mean of the VWAP Levels measured each Index Business Day during the Initial Measurement Period specified in accordance with the VWAP Schedule, as determined by the Calculation Agent.

The “Final VWAP Level” will be the arithmetic mean of the VWAP Levels measured each Index Business Day during the Final Measurement Period, as determined by the Calculation Agent.

The “VWAP Level,” as of any date of determination and with respect to the Index, is equal to the quotient of (1) the arithmetic mean of the sum for each Index Component of the products of (i) the volume weighted-average price of that Index Component as of such date and (ii) the published share weighting of that Index Component as of such date divided by (2) the Index Divisor as of such date, as determined by the Calculation Agent.

The “Index Divisor,” as of any date of determination, is the devisor used by the Sponsor to calculate the level of the Index, as further described under “Description of the Index - Computation of the Index” herein.

The “Initial Measurement Period” is the period of Index Business Days specified in accordance with the VWAP Schedule set forth herein.

The “Final Measurement Period” is the date that is five Index Business Days from and including the Calculation Date, subject to adjustment as described herein.

The “Calculation Date” will be July 9, 2027, unless such date is not an Index Business Day, in which case the Calculation Date shall be the next Index Business Day. The Calculation Date is subject to adjustment as described under “Description of the Notes - Redemption; Defeasance” and “Description of the Notes - Market Disruption Events”.

The “Maturity Date” will be the third Business Day following the final Index Business Day in the Final Measurement Period.

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index Component, the primary exchange or market of trading such Index Component.

“Related Exchange” means, with respect to each Index Component, each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to such Index Component.

Illustrative Cash Settlement Amount Examples

The following tables and graphs are for illustrative purposes and are not indicative of the future performance of the Index or the future values of the Notes.

Because the VWAP Level may be subject to significant fluctuation over the term of the Notes, it is not possible to present a chart or table illustrating the complete range of all Cash Settlement Amounts. Therefore, the examples do not purport to be representative of every possible scenario concerning increases or decreases in the VWAP Level. You should not construe these examples or the data included in herein as an indication or assurance of the expected performance of the Notes.

The examples demonstrating the hypothetical Cash Settlement Amount of a Note are based on the following assumptions:

•	Investor purchases $37.70 aggregate principal amount of Notes at the initial offering price of $37.70.

•	Investor holds the Notes to maturity or redeems the Notes prior to Maturity.

•	There is no accrued Tracking Fee.

•	The Initial VWAP Level is equal to 377.00.

•	No Market Disruption Events occur during the Final Measurement Period.

Example 1: The Final VWAP Level is greater than the Initial VWAP Level.

In this example, the level of the Index rises over the term of the Notes. The Final VWAP Level is 471.25, representing a 25% gain from the Initial VWAP Level. In this example using, the formula below, the Cash Settlement Amount will equal $47.13.

= $37.70 x Final VWAP Level / Initial VWAP Level

= $37.70 x 471.25 / 377.00

= $37.70 x 1.25

= $47.13

Example 2: The Final VWAP Level is equal to the Initial VWAP Level.

In this example, the Index remains unchanged over the term of the Notes. The Final VWAP Level is 333.00, equal to the Initial VWAP Level. In this example, using the formula below, the Cash Settlement Amount will equal $37.70.

= $37.70 x Final VWAP Level / Initial VWAP Level

= $37.70 x 377.00 / 377.00

= $37.70 x 1

= $37.70

Example 3: The Final VWAP Level is less than the Initial VWAP Level.

In this example, the level of the Index decreases over the term of the Notes. The Final VWAP Level is 282.37, representing a 25% decrease in the level of the Index from the Initial VWAP Level. The Cash Settlement Amount, using the formula below, will equal $28.28.

= $37.70 x Final VWAP Level / Initial VWAP Level

= $37.70 x 282.75 / 377.00

= $37.70 x .75

= $28.28

Table of Hypothetical Cash Settlement Amounts

Initial VWAP Level	Final VWAP Level	Principal Amount	Cash Settlement Amount	Percent Change in Note Value
377.00	150.80	$37.70	$15.08	-60.00%
377.00	169.65	$37.70	$16.97	-55.00%
377.00	188.50	$37.70	$18.85	-50.00%
377.00	207.35	$37.70	$20.74	-45.00%
377.00	226.20	$37.70	$22.62	-40.00%
377.00	245.05	$37.70	$24.51	-35.00%
377.00	263.90	$37.70	$26.39	-30.00%
377.00	282.75	$37.70	$28.28	-25.00%
377.00	301.60	$37.70	$30.16	-20.00%
377.00	320.45	$37.70	$32.05	-15.00%
377.00	339.30	$37.70	$33.93	-10.00%
377.00	358.15	$37.70	$35.82	-5.00%
377.00	377.00	$37.70	$37.70	0.00%
377.00	395.85	$37.70	$39.59	5.00%
377.00	414.70	$37.70	$41.47	10.00%
377.00	433.55	$37.70	$43.36	15.00%
377.00	452.40	$37.70	$45.24	20.00%
377.00	471.25	$37.70	$47.13	25.00%
377.00	490.10	$37.70	$49.01	30.00%
377.00	508.95	$37.70	$50.90	35.00%
377.00	527.80	$37.70	$52.78	40.00%
377.00	546.65	$37.70	$54.67	45.00%
377.00	565.50	$37.70	$56.55	50.00%
377.00	584.35	$37.70	$58.44	55.00%
377.00	603.20	$37.70	$60.32	60.00%
377.00	622.05	$37.70	$62.21	65.00%
377.00	640.90	$37.70	$64.09	70.00%
377.00	659.75	$37.70	$65.98	75.00%
377.00	678.60	$37.70	$67.86	80.00%
377.00	697.45	$37.70	$69.75	85.00%
377.00	716.30	$37.70	$71.63	90.00%
377.00	735.15	$37.70	$73.52	95.00%
377.00	754.00	$37.70	$75.40	100.00%
377.00	772.85	$37.70	$77.29	105.00%
377.00	791.70	$37.70	$79.17	110.00%
377.00	810.55	$37.70	$81.06	115.00%
377.00	829.40	$37.70	$82.94	120.00%
377.00	848.25	$37.70	$84.83	125.00%
377.00	867.10	$37.70	$86.71	130.00%
377.00	885.95	$37.70	$88.60	135.00%
377.00	904.80	$37.70	$90.48	140.00%
377.00	923.65	$37.70	$92.37	145.00%
377.00	942.50	$37.70	$94.25	150.00%

Redemption; Defeasance

The Notes may be redeemed in amounts of at least 75,000 Notes (subject to adjustment by the Calculation Agent) as of the last Business Day of each week during the term of the Notes (each, a “Redemption Valuation Date”) by delivering a Redemption Notice in the form attached hereto as Appendix 1 to us via email no later than 10:00 a.m. New York City time on the Business Day prior to such Redemption Valuation Date. If we receive your Redemption Notice in accordance with the foregoing, we or an affiliate will send a Redemption Confirmation in the form attached hereto as Appendix 2 to you via return email, which you must complete, execute and deliver to us via facsimile by no later than 4:00 p.m. New York City time on the same Business Day. We or our affiliate must acknowledge receipt of the completed Redemption Confirmation in order for your redemption to be effective. The procedures described in the foregoing paragraph are referred to herein as the “Notice Procedures.”

Upon compliance with the Notice Procedures, the Calculation Agent will accelerate the Calculation Date with respect to the Notes being redeemed to the relevant Redemption Valuation Date, which shall automatically accelerate the final Coupon Valuation Date and the Maturity Date with respect to the Notes being redeemed pursuant to the terms set forth herein. On the accelerated Maturity Date you will receive an amount per Note in U.S. dollars equal to the sum of (i) the Cash Settlement Amount minus the Redemption Fee Amount, plus (ii) the Coupon Amount, if any (the “Redemption Amount”). The Redemption Fee Amount, as of any date of determination, is an amount per Note in U.S. dollars equal to the product of the Redemption Fee of 0.125% multiplied by the applicable Cash Settlement Amount.

The Tracking Fee applicable to the Notes subject to an Early Redemption Event shall be an amount equal to the sum of (i) the Tracking Fee Shortfall as of the last Coupon Valuation Date (if any) plus (ii) the Tracking Fee as of the next Coupon Valuation Date multiplied by a percentage, the numerator of which is the total number of days from and excluding the last Coupon Valuation Date, and the denominator of which is 30 (the “Adjusted Tracking Fee”). To the extent the Reference Dividend Amount as of the accelerated Calculation Date is greater than Adjusted Tracking Fee, the Redemption Amount will include a coupon payment equal to the Coupon Amount. For the avoidance of doubt, the Calculation Agent shall use the Adjusted Tracking Fee in calculating such Coupon Amount. To the extent the Reference Dividend Amount as of the accelerated Calculation Date is less than the Adjusted Tracking Fee, the Redemption Amount will not include any coupon payment, and an amount equal to the difference between the Adjusted Tracking Fee less the Reference Dividend Amount will be subtracted from the Index Ratio in determining the Cash Settlement Amount payable on the accelerated Maturity Date.

We will inform you of the Redemption Amount on the first Business Day following the final Index Business Day in the Final Measurement Period. Upon receipt, you must instruct your DTC custodian to book a delivery vs. payment trade with respect to your Notes on such date at a price equal to the Redemption Amount, facing Bear Stearns DTC 0352, and cause your DTC custodian to deliver the trade as books for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable accelerated Maturity Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Notes in respect of such deadlines. If we do not receive your Redemption Notice by 10:00 a.m. New York City time, or your completed and executed Confirmation Notice by 4:00 p.m. New York City time, on the Business Day prior to the applicable Valuation Date, your notice will not be effective and we will not redeem your Notes at such time. Any redemption instructions for which we receive a valid executed Confirmation Notice in accordance with the procedures described above will be irrevocable.

The Notes are not subject to the defeasance provisions described in the Article 15 of the Indenture.

Discontinuance of the Index

If the Sponsor discontinues publication of or otherwise fails to publish the Index and such Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Final VWAP Level for such Successor Index will be determined by reference to the volume weighted-average prices of the components underlying such Successor Index on the relevant exchanges or markets for such components multiplied by each such component’s respective weighting within the Successor Index on the dates and at the times as of which the Final VWAP Level for such components of the Successor Index are to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee. If a Successor Index is selected by the Calculation Agent, the Successor Index will be used as a substitute for the Index for all purposes, including for purposes of determining whether a Market Disruption Event exists with respect to the Index.

If the Index is discontinued or if the Sponsor fails to publish the Index prior to, and such discontinuance is continuing on, the Calculation Date and the Calculation Agent determines that no Successor Index is available at such time, then in connection with its calculation of the Cash Settlement Amount, the Calculation Agent will determine the VWAP Levels to be used in calculating the Final VWAP Level. The Final VWAP Level will be computed by the Calculation Agent using the Index Components that comprised the Index immediately prior to such discontinuance, failure or modification. In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of, and trading in, the Notes.

Adjustments to the Index

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index or such Successor Index had such changes or modifications not been made, then, for purposes of calculating the level of the such index, the Index Ratio or any of its components or the Cash Settlement Amount or making any other determinations as of or after such time, the Calculation Agent will make such calculations and adjustments as the Calculation Agent determines may be necessary in order to arrive at a level of an index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Cash Settlement Amount (including the components thereof) with reference to such Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a level for the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred). In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee.

In the event that, on the Calculation Date, the Index is not calculated by the Sponsor but is calculated by a third party acceptable to the Calculation Agent, the Calculation Agent will use such third party’s calculation as its reference for determining the level of the Index during the Final Measurement Period.

Market Disruption Events

To the extent a Disrupted Day (as defined below) exists with respect to an Index Component on an Averaging Date (as defined below), the volume weighted-average price with respect to such Index Component (and only with respect to such Index Component) for such Averaging Date will be determined by the Calculation Agent on the first succeeding Index Business Day that is not a Disrupted Day (the “Deferred Averaging Date”) with respect to such Index Component irrespective of whether pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. For the avoidance of doubt, if the postponement described in the preceding sentence results in the volume weighted-average price of a particular Index Component being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the Final VWAP Level the Calculation Agent will apply the volume weighted-average price and the published share weighting with respect to such Index Component for such Deferred Averaging Date to (i) the VWAP Level of the date(s) of the original disruption with respect to such Index Component and (ii) the VWAP Level of such Averaging Date. In no event, however, shall any postponement pursuant to this paragraph result in the final Averaging Date with respect to any Index Component occurring more than three Index Business Days following the day originally scheduled to be the final Averaging Date. In such case, any volume weighted-average price and share weighting with respect to any Index Component required to be determined in respect of the Final VWAP Level calculation will be determined by the Calculation Agent based upon its estimate of the price and share weighting that would have prevailed on the Primary Exchange for such Index Component but for such suspension or limitation.

An “Averaging Date” means the each of the five Index Business Days during the Final Measurement Period, subject to adjustment as described herein.

A “Disrupted Day” with respect to any Index Component is any Index Business Day on which the Primary Exchange or any Related Exchange fails to open for trading during its regular trading session or on which a Market Disruption Event has occurred and is continuing, in both cases, which the Calculation Agent determines is material.

For purposes of the foregoing definition, “Market Disruption Event” means, with respect to an Index Component:

(a) the occurrence or existence of a condition specified below:

(i) any suspension of or limitation imposed on trading by the Primary Exchange or any Related Exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by the Primary Exchange or any Related Exchanges or otherwise, (A) relating to the Index Component or (B) in futures or options contracts relating to the Index Component, on any Related Exchange; or

(ii) any event (other than an event described in (b) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for the relevant Index Component or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the relevant Index Component, on any Related Exchange; or

(b) the closure on any Business Day of the Primary Exchange or any Related Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by the Primary Exchange or such Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the Primary Exchange or such Related Exchange on such Index Business Day for the Primary Exchange or such Related Exchange and (ii) the submission deadline for orders to be entered into the Primary Exchange system for execution at the close of trading on such Index Business Day for the Primary Exchange or such Related Exchange.

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

For purposes of the above definition:

(a) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange, and

(b) for purposes of clause (a) above, any limitations on trading during significant market fluctuations, under NYSE Rule 80B, NASD Rule 4120 or any analogous rule or regulation enacted or promulgated by the NYSE, NASD or any other self regulatory organization or the SEC of similar scope as determined by the Calculation Agent, will be considered “material.”

“Primary Exchange” means, with respect to each Index Component, the primary exchange or market of trading of the such Index Component.

“Related Exchange” means, with respect to each Index Component, each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to such Index Component.

“Scheduled Closing Time” means, with respect to the Primary Exchange or the Related Exchange, on any Index Business Day, the scheduled weekday closing time of the Primary Exchange or such Related Exchange on such Index Business Day, without regard to after hours or any other trading outside of the regular trading session hours.

Events of Default and Acceleration

If an Event of Default (as defined in the accompanying prospectus) with respect to any Notes has occurred and is continuing, then the amount payable to you, as a holder of a Note, upon any acceleration permitted by the Notes will be equal to the Cash Settlement Amount as though the date of early repayment were the Maturity Date of the Notes, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying or related hedging or funding arrangements, all as determined by the Calculation Agent. If a bankruptcy proceeding is commenced in respect of us, the claims of the holder of a Note may be limited under Title 11 of the United States Code.

Settlement and Payment

Settlement for the Notes will be made by Bear Stearns in immediately available funds. Payments of the Cash Settlement Amount will be made by us in immediately available funds, so long as the Notes are maintained in book-entry form.

Calculation Agent

The Calculation Agent for the Notes will be Bear Stearns. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us and the holders of the Notes, absent manifest error and provided the Calculation Agent shall be required to act in good faith in making any determination. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of principal, interest or premium on principal to holders would entitle the holders, or the Trustee acting on behalf of the holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make any determination, the Calculation Agent will notify us and the Trustee, who will provide notice to the registered holders of the Notes.

DESCRIPTION OF THE INDEX

The Index

We have derived all information relating to the Index, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by the Sponsor and Alerian. The Sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of the Index at any time.

The Sponsor maintains and calculates the Index in consultation with Alerian. The Index is a composite of energy MLPs and is calculated by the Sponsor using a float-adjusted, market capitalization-weighted methodology. The Index is disseminated real-time on a price return basis and is listed on the Chicago Mercantile Exchange under the ticker symbol “AMZS”. The Index began publishing on May 16, 2007. In addition, the Sponsor has calculated over 11 years of historical index data on both a price and total return basis based upon the application of the Index methodology described herein. Alerian publishes relevant constituent data points, such as total market capitalization and dividend yield, on a daily basis. MLPs are added or removed by Alerian based on the methodology described below. As of June 21, 2007, shares of 25 of the Index Components are traded on the New York Stock Exchange and shares of 12 of Index Components are traded on The Nasdaq Stock Market. Alerian will announce changes to the Index on its publicly available website, www.alerian.com.

About Alerian Capital Management LLC

Alerian is a registered investment advisor that manages portfolios exclusively focused on midstream energy MLPs. The company focuses on fundamental analysis in this emerging asset class, combining its bottoms-up private equity philosophy with risk management programs designed to preserve capital and mitigate portfolio volatility. Investing in both the private and public equity markets, the company concentrates on maximizing absolute total returns on a risk-adjusted basis.

Construction of the Index

All of the following requirements must be met in order for a MLP to be eligible for inclusion in the Index:

•
The constituent security must be US-based. The Index uses several factors in determining a MLP’s nationality, including, but not limited to, registration location, accounting principles used for financial reporting, and location of headquarters.

•
The constituent security must be a “reported security” as defined in Rule 11Aa3-1 under the Exchange Act, and must be listed the New York Stock Exchange (NYSE), American Stock Exchange (AMEX), or The Nasdaq Stock Market (NASDAQ).

•	The constituent security must have at least six months of trading history.

•
The constituent security must be a publicly traded partnership or limited liability company exempt from corporate taxation as a result of the 1986 Tax Reform Act, and engaged in the transportation, storage, processing, or production of energy commodities.

•
The constituent security must represent either the limited or general partner interests, or both, of a partnership that is an operating company, or common units of a limited liability company that is an operating company. Closed-end funds, exchange-traded funds (ETFs), investment vehicles, and royalty or income trusts are not eligible for inclusion.

Going forward, additional market capitalization, trading liquidity, and financial viability requirements must also be satisfied. These requirements have not been applied historically so as to eliminate any selection bias in the calculation of the Index. The Index has been created to provide a comprehensive benchmark for the historical performance of the energy MLP universe, necessitating the objectivity and transparency of inclusion of all MLPs engaged in energy-related businesses. All current Index Components will remain in future Index calculations and will be exempt from additional Index criteria, subject to review by the Index. New Index Components, however, in addition to the requirements listed above, will also be subject to the following conditions:

•
Market capitalization. Each constituent security must have a market capitalization of at least $500 million. This minimum requirement is reviewed from time to time to ensure consistency with market conditions.

•
Adequate individual trading liquidity. Each constituent security must maintain a ratio of annual dollar value traded to market capitalization of 0.30 or greater. Trading volume of each component security is required to have been in excess of 500,000 units per month for each of the last six months.

•
Comprehensive liquidity. No more than 10% of the dollar weight of the Index may be comprised of constituent securities that had an aggregate trading volume greater than 500,000 but less than 1,000,000 shares in each of the last six months.

•
Public float. Each constituent security must have a public float of at least 50% of the total outstanding units. Financial viability. Each constituent security must maintain trailing twelve months distributable cash flow that exceeds cash distributions paid to unitholders, where distributable cash flow is defined as GAAP net income excluding discontinued operations and extraordinary items, plus non-cash charges such as depreciation and amortization, and minus maintenance capital expenditures.

Continued Index membership is not necessarily subject to these guidelines. Alerian will announce changes to the Index on its publicly available website, www.alerian.com.

The Index Components as of May 9, 2007 are attached hereto as Appendix 3.

Float Adjustment

Index Components the Index are float-adjusted to reflect the number of units available to investors according to the Sponsor’s proprietary methodology. The float adjustment for the Index is effective as of the December 2005 rebalancing.

The float-adjusted number of units for each stock is determined by assigning each stock an availability factor. That factor represents the percentage of units deemed available (i.e., tradable) on the open market, and is developed by excluding certain types of holdings. Units may be excluded for three reasons: corporate cross-holdings, private control block holdings, or government holdings. A private control block is considered to be any entity acting alone or in concert that possesses limited partner units in addition to a general partner interest. Subordinated limited partner units and any other holdings not readily available to the public for investment are also excluded.

Computation of the Index

The Sponsor currently computes the Index as of a particular time as follows:

or

where:

•	l(t) = Index value at time (t)

•	D(t) = Divisor at time (t)

•	n = Number of stocks in the index

•	t = The time the index is calculated

•	Pi(t) = Price of stock (i) at time (t)

•	Si(t) = Number of float-adjusted units of stock (i) at time (t)

The initial index divisor is determined using the following equation:

where:

•	l(o) = Base index value at base date (December 29, 1995)

•	D(o) = Initial divisor at base date

•	n = Number of stocks in the index

•	Pi(o) = Closing price of stock (i) at base date

•	Si(o) = Number of float-adjusted units of stock (i) at base date

Changes to the index composition require divisor adjustments in order to retain index continuity before and after specific events. Divisor changes are made according to the following formula:

where:

D(t+1) = Divisor after changes are made to the index

Pi(t+i)= Price of each stock after index changes

Si(t+i) = Number of float-adjusted units of each stock after index changes

D(t) = Divisor before changes are made to the index

Pi(t) = Price of each stock prior to index changes

Si(t) = Number of float-adjusted units of each stock prior to index changes

Index Rebalancing

The Index is market capitalization-weighted and rebalanced quarterly in March, June, September, and December each year. Changes are made after the close on the third Friday of those months, and become effective at the opening on the next trading day. Changes will be announced on Alerian's publicly available website, www.alerian.com.

If an event causes an Index Component’s total units to change by greater than 5% of its total units outstanding (e.g., an Index Component completes an equity issuance), the Index will follow an interim rebalancing schedule that will account for such unit changes prior to the next quarterly rebalancing. Increases or decreases in an Index Component’s units of greater than 5% (whether effected by equity issuances or otherwise) are entered into the index on the third Friday of that given month, with the free float adjustment for that constituent recalculated at that time. For changes following the third Friday of that given month, the Index Component’s units and float adjustment will be amended on the third Friday of the following month. Similar to the quarterly rebalancings, all changes will be made at the close of trading to be effective at the opening on the next trading day. Changes will be announced on Alerian’s publicly available website, www.alerian.com.

Equity offerings. Equity offerings that constitute less than 5% of an Index Component’s total units outstanding are reflected at the time of the quarterly rebalancing. However, if an offering's greenshoe is exercised before the quarterly rebalancing and its exercise causes the total units outstanding to increase by more than 5% as a result of the total offering, then the change is treated similarly to any change accounting for greater than 5% of an Index Component’s units outstanding and will be entered at the next third Friday of the month. If a greenshoe exercise does not cause the total offering to be account for more than 5% of the total units outstanding, it is included at the next quarterly rebalancing.

Historical Data on the AMZS

The following table sets forth the month-end closing index levels of the Index for each month in the period from January 2002 through April 2007, but does not include dividend payments made by the constituent members of the Index during this time period. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us. The Index began publishing on May 16, 2007. Therefore, all levels provided (in the chart and graph below) prior to May 16, 2007 represent the Sponsor’s application of the index methodology, as described above, beginning with the initial selection of the Index components on December 29, 2005, in order to reconstruct historical data consistent with the Sponsor’s methodology for the period prior to May 16, 2007. The historical values of the Index should not be taken as an indication of future performance, and no assurance can be given that the level of the Index will increase relative to its the Initial VWAP Level during the term of the Notes.

Month-End Closing Level of the Index (does not include dividends)

	2002	2003	2004	2005	2006	2007
January	203.54	195.14	244.75	285.54	284.37	338.48
February	186.50	196.46	246.15	285.75	279.97	345.40
March	198.65	199.16	253.15	274.93	282.38	360.04
April	202.12	211.94	231.51	281.19	285.28	379.74
May	195.85	216.11	229.09	281.94	289.74
June	180.54	223.59	233.80	293.48	285.51
July	181.41	224.45	239.75	305.97	296.32
August	192.09	224.67	246.00	295.88	301.11
September	184.91	228.60	259.82	297.22	296.96
October	183.51	230.78	256.81	290.78	310.02
November	183.53	239.00	267.31	278.06	320.88
December	190.35	251.50	273.29	270.90	325.37

The following graph illustrates the historical performance of the Index based on the closing level on the last Index Business Day of each month from December 1995 through April 2007. The Index level displayed does not include dividends paid by the constituent members of the Index during this time period.

License Agreement

We have entered into an exclusive license agreement with Gabriel Hammond (“Hammond”) and Alerian providing for the license to us, in exchange for a fee, of the right to use the Index, which is owned by Hammond and licensed to Alerian, in connection with certain securities, including the Notes.

The license agreement between Hammond, Alerian and us provides that the following language must be set forth in this pricing supplement:

“Alerian MLP Select Index, Alerian MLP Select Total Return Index, Alerian MLP Index and Alerian MLP Total Return Index are trademarks of Alerian Capital Management LLC and their use is granted under a license from Alerian Capital Management LLC.”

All disclosures contained in this pricing supplement regarding the Index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by the Sponsor in consultation with Alerian. None of us, Bear Stearns or the Trustee assumes any responsibility for the accuracy or completeness of such information.

Certain U.S. Federal Income Tax Considerations

The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. For purposes of this summary, a “U.S. holder” is a beneficial owner of a Note that is:

•	an individual who is a citizen or a resident of the United States, for federal income tax purposes;

•
a corporation (or other entity that is treated as a corporation for federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate whose income is subject to federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons (as defined for federal income tax purposes) have the authority to control all of its substantial decisions.

For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a Note that is:

•	a nonresident alien individual for federal income tax purposes;

•	a foreign corporation for federal income tax purposes;

•	an estate whose income is not subject to federal income tax on a net income basis; or

•
a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if United States persons (as defined for federal income tax purposes) do not have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for those purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).
This summary is based on interpretations of the Code, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any of those changes may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only holders that purchase Notes at initial issuance, and that own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or “conversion transaction” for federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; investors that hold their Notes through a partnership or other entity treated as a partnership for federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; or “controlled foreign corporations” or “passive foreign investment companies” for federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the Notes.

Accordingly, prospective investors are urged to consult their tax advisors with respect to the federal, state and local tax consequences of investing in the Notes, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

In General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Accordingly, the proper U.S. federal income tax treatment of the Notes is uncertain. Under one approach, the Notes would be treated as pre-paid cash-settled executory contracts with respect to the Index. We intend to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes consistent with this approach. Except as otherwise provided in “- Alternative Characterizations and Treatments” and “- Federal Income Tax Treatment of Non-U.S. Holders,” the balance of this summary assumes that the Notes are so treated. Additionally, the Issuer and the holders agree (in the absence of an administrative or judicial ruling to the contrary) to treat the payment of any coupon amount paid in respect of the Notes for federal income tax purposes as an item of current ordinary income to the holder at the time it accrues or is received, in accordance with the holder’s regular method of tax accounting. Except as otherwise provided in “- Alternative Characterizations and Treatments” and “- Federal Income Tax Treatment of Non-U.S. Holders,” the balance of this summary assumes that such payments are so characterized.

Federal Income Tax Treatment of U.S. Holders

Any coupon amount paid in respect of the Notes will be taxable to a U.S. holder entirely as ordinary income at the time it accrues or is received, in accordance with the U.S. holder’s regular method of tax accounting.

Upon the receipt of cash at maturity of a Note or upon the sale, exchange or other disposition of a Note in a taxable transaction, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized at maturity or upon the sale, exchange or other disposition and the U.S. holder’s tax basis in the Note. A U.S. holder’s tax basis in a Note will generally be equal to the U.S. holder’s cost for the Note. Except as discussed in the next paragraph, any such gain or loss generally will constitute capital gain or loss, and if held for more than a year at the time of maturity, sale, exchange or other disposition, generally should be long-term capital gain or loss. Long-term capital gains of non-corporate taxpayers are generally eligible for reduced rates of taxation. The ability of U.S. holders to use capital losses to offset ordinary income is limited.

Under section 1260 of the Code, if a taxpayer recognizes long-term capital gain from a “constructive ownership transaction” with respect to a “financial asset” (as such terms are specifically defined therein), such gain would be recharacterized in whole or part as ordinary income, and an interest charge would be imposed on the resulting tax liability as if such liability represented a tax liability for the past taxable years during the holders holding period. For this purpose, a taxpayer will be treated as having entered into a “constructive ownership transaction” if, among other things, the taxpayer (i) enters into a forward contract to acquire an “equity interest” in a “pass-thru entity” which includes for this purpose a partnership, or (ii) to the extent provided in Treasury regulations that have not yet been issued, enters into one or more other transactions (or acquires one or more positions) that have “substantially the same effect” as such a forward contract. In this regard, the Index Components are generally treated as partnerships for U.S. federal income tax purposes. The application of section 1260 to the Notes is unclear under current law. While substantial arguments can be made for not applying section 1260 to assets like the Notes that reference a public index, the IRS could assert that the Notes represent an equity interest in the Index Components and therefore would be currently covered by section 1260. In the event that the Notes were treated as giving rise to a constructive ownership transaction under section 1260, all or a portion of any gain from the Notes on disposition or maturity that would otherwise be treated as long-term capital gain would be recharacterized as ordinary income (but only to the extent such long-term capital gain exceeds the long-term capital gain that a U.S. holder would have recognized if it had made a direct investment in the index Components), and an interest charge would be imposed on the recharacterized ordinary income, as described above. Notwithstanding the foregoing, the Issuer believes that even if a U.S. holder is treated as having entered into a “constructive ownership transaction” in respect of the Notes for purposes of section 1260, the impact would be negligible since a U.S. holder’s potential to convert ordinary income and short-term capital gain (including any ordinary income and short term gains included as part of a distributive partnership share and including any section 751 gains) that would have been reportable from a direct investment in the Index Components into capital gain through the Notes is largely eliminated by treating all current coupon payments on the Notes as ordinary income.  Further, even though some potential exists to convert short-term capital gain inherent in the periodic rebalancings of the Index into long-term capital gain upon disposition of the Notes, based on the methodology of the Index the Issuer expects the amount of such potential conversion to be de minimus. Prospective investors in the Notes should be aware, however, that there can be no assurance (i) that section 1260 does not apply to the Notes currently, (ii) that any future Treasury regulations would not extend the reach of section 1260 to cover the Notes retroactively, and (iii) that the ultimate impact of section 1260 applying to the Notes would actually be negligible to a particular U.S. holder. U.S. holders of Notes should consult their own tax advisors regarding the potential application of section 1260 to their ownership and disposition of Notes.

Alternative Characterizations and Treatments

Although the Issuer and the holders have agreed (in the absence of an administrative or judicial ruling to the contrary) to treat each Note as a pre-paid cash-settled executory contract as described above, there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the Notes, and therefore the Notes could be subject to some other characterization or treatment for federal income tax purposes. For example, each Note could be treated as a “contingent payment debt instrument” for federal income tax purposes. In this event, a U.S. holder would be required to accrue original issue discount income, subject to adjustments, at the “comparable yield” of the Notes and any gain recognized with respect to the Note generally would be treated as ordinary income. Prospective investors should consult their tax advisors as to the federal income tax consequences to them if the Notes are treated as debt instruments for federal income tax purposes.

In addition, certain proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain “notional principal contracts.” The preamble to the proposed regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts and requires current accrual of income for some contracts already in existence. The IRS could take the position that these rules apply to the Notes by characterizing the Notes as notional principal contracts rather than as pre-paid cash-settled executory contracts due, in part, to the periodic coupon payments made on the Notes prior to maturity. Further, even if the Notes are respected as pre-paid cash-settled executory contracts to which the proposed regulations would not apply, the preamble to the proposed regulations indicates that similar timing issues exist in the case of pre-paid forward contracts and therefore similar timing issues may exist in the case of executory contracts. If the IRS or the U.S. Treasury Department publishes future guidance requiring current economic accrual for contingent payments on pre-paid executory contracts, it is possible that a U.S. holder could be required to accrue income over the term of the Notes.

Alternatively, it is possible that the IRS might assert that U.S. holders should be treated as owning an interest in some or all of the Index Components for federal income tax purposes. Under this characterization, U.S. holders may be required to recognize taxable gain upon a rebalancing of the Index. In addition, U.S. holders would be subject to tax in respect of any income and gain realized as part of their distributive partnership share from the Index Components. U.S. holders should consult the offering documents of the Index Components and their advisors regarding the federal income tax consequences under this characterization.

Other alternative federal income tax characterizations or treatments of the Notes are possible, and if applied could also materially affect the amount, timing and character of the income, gain, or loss with respect to the Notes. For example, it is possible that the IRS could attempt to characterize the Notes as subject to special “mark-to-market” rules under Section 1256 of the Internal Revenue Code.

Finally, it is possible that the IRS could respect the Notes as pre-paid cash-settled executory contracts, while recasting the treatment of the current coupon payments as a return of investment or capital gain. In such a recast, it is possible that the IRS would also assert that the constructive ownership rules of section 1260 (discussed above) then apply to recast some or all of such coupon amounts and the ultimate capital gain on disposition or maturity of the Notes as ordinary income, the tax liability on which would be subject to an interest charge. Prospective investors in the Notes should consult their tax advisors as to the tax consequences to them of purchasing Notes, including any alternative characterizations and treatments.

Federal Income Tax Treatment of Non-U.S. Holders

An investment in a Note is generally not suitable for non-U.S. holders. Accordingly, no interest in a Note should be acquired by or on behalf of any such non-U.S. holder. Due to the uncertainty regarding the tax characterization of the Notes there is a substantial uncertainty regarding the tax treatment of non-U.S. holders. If a Note is characterized as a pre-paid cash-settled executory contract, then a non-U.S. holder that is not subject to United States federal income tax as a result of any direct or indirect connection to the United States other than its ownership of a Note should generally not be subject to U.S. federal income or withholding tax in respect of the maturity or other disposition of the Note. However, if the amount realized upon the maturity, sale, exchange or settlement of a Note is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, the non-U.S. holder will generally be subject to United States federal income tax on any income or gain in respect of the Note at the regular rates applicable to Unites States taxpayers, and, for a foreign corporation, possibly branch profits tax, unless an applicable treaty reduces or eliminates such tax. However, other characterizations are possible. For instance, under one approach non-U.S. holders that hold Notes could be considered to be engaged in business in the United States on account of ownership of the Notes. In this situation such non-U.S. holders would be required to file federal tax returns in respect of their income from the Notes and pay tax thereon. Additionally, under some characterizations of the Notes non-U.S. holders would be required to pay a withholding tax on the portion of the distributive partnership share of each Index Component which is effectively connected with the conduct of a United States trade or business regardless of whether any actual distributions have been made by such Index Component or made on the Notes. Further, in such a situation a non-U.S. holder that is a foreign corporation would be subject to special information reporting requirements under Section 6038C of the Internal Revenue Code and could potentially be subjected to the United States branch profits tax at a rate of 30% (or any applicable lower treaty rate). Finally, under certain characterizations a non-U.S. holder might have a portion of any gain on the disposition or maturity of its Notes subjected to US federal income taxation.

Consequently, in order to protect the Issuer from the possible adverse consequences of a failure to withhold in light of the uncertain tax characterization of the Notes, the Issuer intends to treat all payments other than the return of the principal amount at maturity made in respect of the Notes to non-U.S. holders as “fixed, determinable, annual and periodic income” under the Code and withhold U.S. federal income tax on such payments at a rate of 30% unless a tax treaty between the United States and the country of residence of the non-U.S. holder reduces or eliminates the withholding tax and the non-U.S. holder complies with the applicable procedures for claiming treaty benefits. Prospective non-U.S. holders should consult their tax advisors with respect to the federal, state, local and foreign income tax consequences to them of an investment in the Notes, including any possible alternative characterizations and treatments.

Information Reporting and Backup Withholding

Distributions made on the Notes and proceeds from the sale of Notes to or through certain brokers may be subject to a “backup” withholding tax on “reportable payments” unless, in general, the holder of Notes complies with certain procedures or is an exempt recipient. Any amounts so withheld from distributions on the Notes generally would be refunded by the IRS or allowed as a credit against the holder of Notes federal income tax, provided the holder of Notes makes a timely filing of an appropriate tax return or refund claim.

Reports will be made to the IRS and to holders of Notes that are not exempt from the reporting requirements.

IRS Circular 230

This Pricing Supplement was not intended or written to be used, and cannot be used, for the purpose of avoiding U.S. federal, state, or local tax penalties. This Pricing Supplement was written in connection with the promotion or marketing by the Agent and/or the Issuer of the Notes described herein. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Code prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code (“Qualified Plans”) or individual retirement accounts (“IRAs”) and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits similar transactions involving employee benefit plans that are subject to ERISA (“ERISA Plans”). Qualified Plans, IRAs and ERISA Plans are referred to as "Plans."

Persons who have such specified relationships are referred to as “parties in interest” under ERISA and as “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” encompass a wide range of persons, including any fiduciary (for example, an investment manager, trustee or custodian) of a Plan, any person providing services (for example, a broker) to a Plan, the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of Notes by a Plan with respect to which we, Bear Stearns and/or certain of our affiliates is a fiduciary and/or a service provider (or otherwise is a “party in interest” or “disqualified person”) would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such the Notes are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. Each of us, Bear Stearns and BSSC is considered a “disqualified person” under the Code or a “party in interest” under ERISA with respect to many Plans, although neither we nor Bear Stearns can be a “party in interest” to any IRA other than certain employer-sponsored IRAs, as only employer-sponsored IRAs are covered by ERISA.

Applicable administrative exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption (“PTCE”) 84−14 relating to qualified professional asset managers, PTCE 96−23 relating to certain in-house asset managers, PTCE 91−38 relating to bank collective investment funds, PTCE 90−1 relating to insurance company separate accounts and PTCE 95−60 relating to insurance company general accounts).

It should also be noted that the recently enacted Pension Protection Act of 2006 contains a new statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing Notes on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither we, Bear Stearns, nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of this exemption.

A fiduciary who causes a Plan to engage, directly or indirectly, in a non-exempt prohibited transaction may be subject to a penalty under ERISA, and may be liable for any losses to the Plan resulting from such transaction. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in non-exempt transactions with the assets of Plans subject to such Section. If an IRA engages in a prohibited transaction, the assets of the IRA are deemed to have been distributed to the IRA beneficiaries.

In accordance with ERISA’s general fiduciary requirements, a fiduciary with respect to any ERISA Plan who is considering the purchase of Notes on behalf of such plan should consider the foregoing information and the information set forth in the prospectus and any applicable pricing supplement, and should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Fiduciaries of Plans established with, or for which services are provided by, us, Bear Stearns, and/or certain of our affiliates should consult with counsel before making any acquisition. Each purchaser of any Notes, the assets of which constitute the assets of one or more Plans, and each fiduciary that directs such purchaser with respect to the purchase or holding of such Notes, will be deemed to represent that the purchase, holding and disposition of the Notes does not and will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law (“Similar Law”) similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans (“Similar Law Plans”) should consider applicable Similar Law when investing in the Notes. Each fiduciary of a Similar Law Plan will be deemed to represent that the Similar Law Plan’s acquisition and holding of the Notes will not result in a non-exempt violation of applicable Similar Law.

The sale of any Note to a Plan or a Similar Law Plan is in no respect a representation by us or any of our affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Law Plans generally or any particular Plan or Similar Law Plan, or that such an investment is appropriate for a Plan or a Similar Law Plan generally or any particular Plan or Similar Law Plan.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds from the sale of the Notes for general corporate purposes. We or one or more of our subsidiaries (including BSIL) may hedge our obligations under the Notes by the purchase and sale of exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Index, the Index Components, individual futures contracts on the Index, the Index Components, and/or options on these futures contracts.

At various times after the initial offering and before the maturity of the Notes, depending on market conditions (including the values of the Index Components), in connection with hedging with respect to the Notes, we expect that we and/or one or more of our subsidiaries will increase or decrease those initial hedging positions using dynamic hedging techniques and may take long or short positions in these instruments. In addition, we and/or one or more of our subsidiaries may periodically purchase or otherwise acquire a long or short position in the Notes and may, in our or its discretion, hold or resell such Notes. We or one or more of our subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. If we or one or more of our subsidiaries has a long hedge position in these instruments, then we or one or more of our subsidiaries may liquidate a portion of these instruments at or about the time of the maturity of the Notes. Depending on, among other things, future market conditions, the total amount and the composition of such positions are likely to vary over time. We will not be able to ascertain our profits or losses from any hedging position until such position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that any such hedging activity will have a material effect on the price of these instruments or on the level of the Index or the values of the Index Components, we cannot guarantee that we and one or more of our subsidiaries will not affect these levels as a result of its hedging activities. You should also refer to “Use of Proceeds” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the Distribution Agreement dated as of June 19, 2003, as amended, we have agreed to sell to Bear Stearns & Co. Inc. as principal, and Bear Stearns has agreed to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Agent	Principal Amount of Notes
Bear, Stearns & Co. Inc.	$75,650,000
Total	$75,650,000

The Agent intends to initially offer $75,039,438.02 of the Notes to the public at the offering price set forth on the cover page of this pricing supplement, and to subsequently resell the remaining face amount of the Notes at prices related to the prevailing market prices at the time of resale. In the future, the Agent may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.

An intraday “indicative value” meant to approximate the intrinsic economic value of the Notes will be calculated and published by Bloomberg L.P. or a successor via the facilities on the Consolidated Tape Association under the symbol “BSR”. Additionally, we or an affiliate expect to calculate and publish the closing indicative value (also referred to as the daily indicative value) of your Notes on each trading day. In connection with your Notes, we used the term “indicative value” to refer to the value at a given time equal to (a) (i) Principal Amount multiplied by the Index Ratio as of such time less (ii) the accrued Tracking Fee, if any, as of such time, plus (b) the Coupon Amount, if any, as of such time.

Bloomberg L.P. is not affiliated with Bear Stearns and does not approve, endorse, review or recommend Bear Stearns or the Notes. The indicative value will be derived from sources deemed reliable, but Bloomberg L.P. and its suppliers do not guarantee the correctness or completeness of the indicative value or other information furnished in connection with the Notes. Bloomberg L.P. makes no warranty, express or implied, as to results to be obtained by Bear Stearns, Bear Stearns’ customers, holders of the Notes, or any other person or entity from the use of the indicative value or any data included therein. Bloomberg L.P. makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the indicative value or any data included therein.

Bloomberg L.P., its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of Bloomberg L.P., its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value or the Notes, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. Bloomberg L.P. shall not be responsible for or have any liability for injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. Bloomberg L.P. is not responsible for the selection of or use of the Index or the Notes, the accuracy and adequacy of the Notes or information used by Bear Stearns and the resultant output thereof.

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purpose, sale, redemption or termination of your Notes, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. Published Index levels from the Sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the indicative value of your Notes. Index levels provided by the Sponsor will not necessarily reflect the depth and liquidity of the Index Components. For this reason and others, the actual trading price of the Notes may be different from their indicative value.

As discussed in “Description of the Notes - Redemption; Defeasance,” you may, subject to certain restrictions, choose to redeem your Notes on a weekly basis during the term of the Notes. If you redeem your Notes you will receive a cash payment on the accelerated Maturity Date equal to the Redemption Amount, which is equal to the sum of (i) the Cash Settlement Amount less the Redemption Fee Amount, plus (ii) the Coupon Amount, if any. You must redeem at least 75,000 Notes at one time in order to exercise your early redemption right, subject to adjustment by the Calculation Agent. The weekly Redemption Amount is intended to induce arbitrageurs to counteract any trading of the Notes at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Payment of the purchase price shall be made in funds that are immediately available in New York City.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act. We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. We have agreed to reimburse the agents for certain expenses.

The Notes are a new issue of securities with no established trading market. We intend to list the Notes on the New York Stock Exchange; however, there is no assurance that a trading market will develop. Bear Stearns has advised us that, following completion of the offering of the Notes, it intends under ordinary market conditions to indicate prices for the Notes on request, although it is under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no guarantees can be given as to whether an active trading market for the Notes will develop or, if such a trading market develops, as to the liquidity of such trading market. We cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made. The Notes will cease trading as of the close of business on the Maturity Date.

Because Bear Stearns is our wholly-owned subsidiary, each distribution of the Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

APPENDIX 1 -REDEMPTION NOTICE

To: etnredemptions@bear.com

Subject: ETN Redemption Notice, CUSIP No. 073902835

[BODY OF EMAIL]

Name of holder: []

Number of Notes to be redeemed: []

Applicable Redemption Valuation Date: [day/month/date/year]

Contact Name: []

Telephone #: []

Acknowledgement: I acknowledge that the Notes specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the Notes are satisfied.

APPENDIX 2 - REDEMPTION CONFIRMATION

Dated: _______________

The Bear Stearns Companies Inc

Calculation Agent: Bear, Stearns & Co. Inc.

Fax: 917-849-0549

Dear Sirs:

The undersigned holder of The Bear Stearns Companies Inc. BearLinxSM Alerian MLP Select Index ETN CUSIP No. 073902835 (the “Notes”), hereby irrevocably elects to exercise, with respect to the number of Notes indicated below, as of the date hereof, the redemption right described in the pricing supplement relating to the Notes (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Notes (specified below) to book a delivery vs. payment trade on the first Business Day following the final Index Business Day in the Final Measurement Period with respect to the number of Notes specified below at a price per Note equal to the Redemption Amount, facing Bear Stearns DTC 0352 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the Maturity Date.

Very truly yours,
[NAME OF HOLDER]

_________________________________
Name:
Title:
Telephone:
Fax:
E-mail:

Number of Notes surrendered for redemption: __________________
DTC # (and any relevant sub-account): _______________________________
Contact Name:
Telephone:

(You must redeem at least 75,000 Notes at one time in order to exercise your right to redeem your Notes in accordance with the terms set forth in the Pricing Supplement)

APPENDIX 3 - INDEX COMPONENTS

As of June 15, 2007:

Company Name	Ticker	Price	Market Cap	Float Adjust	Weight
Alliance Holdings GP LP	AHGP	$30.47	$1,824.03	$365.64	0.55%
Alliance Resource Partners LP	ARLP	$43.83	$1,602.02	$905.83	1.36%
AmeriGas Partners LP	APU	$37.31	$2,120.05	$1,192.03	1.79%
Atlas Pipeline Partners LP	APL	$54.00	$706.34	$603.72	0.91%
Boardwalk Pipeline Partners LP	BWP	$34.56	$4,017.60	$1,012.68	1.52%
Buckeye GP Holdings LP	BGH	$28.05	$793.82	$294.53	0.44%
Buckeye Partners LP	BPL	$50.64	$2,085.85	$1,954.59	2.94%
Copano Energy LLC	CPNO	$42.09	$1,845.79	$1,584.44	2.38%
Crosstex Energy Inc	XTXI	$29.85	$1,372.40	$849.37	1.28%
Crosstex Energy LP	XTEX	$33.96	$1,473.59	$483.19	0.73%
Dorchester Minerals LP	DMLP	$22.50	$635.41	$558.63	0.84%
Eagle Rock Energy Partners LP	EROC	$23.91	$1,341.68	$321.69	0.48%
Enbridge Energy Partners LP	EEP	$54.28	$4,158.45	$2,938.40	4.42%
Energy Transfer Equity LP	ETE	$40.73	$9,075.88	$851.05	1.28%
Energy Transfer Partners LP	ETP	$60.50	$8,287.14	$4,298.81	6.46%
Enterprise Products Partners LP	EPD	$31.03	$13,435.93	$8,680.51	13.05%
Ferrellgas Partners LP	FGP	$24.07	$1,515.39	$901.18	1.36%
Hiland Holdings GP LP	HPGP	$31.76	$686.02	$222.70	0.33%
Inergy LP	NRGY	$35.80	$1,778.56	$1,115.29	1.68%
Kinder Morgan Energy Partners LP	KMP	$54.30	$9,129.84	$7,895.34	11.87%
Kinder Morgan Management LLC	KMR	$51.83	$3,579.16	$3,037.43	4.57%
Linn Energy LLC	LINE	$34.70	$2,274.94	$918.53	1.38%
Magellan Midstream Holdings LP	MGG	$29.28	$1,834.29	$644.10	0.97%
Magellan Midstream Partners LP	MMP	$45.42	$3,022.53	$2,953.82	4.44%
MarkWest Energy Partners LP	MWE	$35.49	$1,295.38	$913.31	1.37%
Natural Resource Partners LP	NRP	$38.01	$2,034.96	$925.95	1.39%
NuStar Energy LP	NS	$66.15	$3,096.46	$2,371.95	3.57%
NuStar GP Holdings LLC	NSH	$36.22	$1,539.35	$1,352.64	2.03%
ONEOK Partners LP	OKS	$68.19	$5,652.36	$3,067.14	4.61%
Penn Virginia Resource Partners LP	PVR	$30.96	$1,427.45	$795.32	1.20%
Plains All American Pipeline LP	PAA	$61.35	$6,712.01	$5,040.35	7.58%
Regency Energy Partners LP	RGNC	$25.25	$1,203.94	$538.95	0.81%
Star Gas Partners LP	SGU	$4.64	$351.59	$290.64	0.44%
Suburban Propane Partners LP	SPH	$48.33	$1,579.15	$1,467.99	2.21%
TC Pipelines LP	TCLP	$39.82	$1,387.97	$600.60	0.90%
TEPPCO Partners LP	TPP	$43.30	$3,888.55	$3,106.74	4.67%
Williams Partners LP	WPZ	$47.63	$1,874.66	$1,452.08	2.18%

		The Bear Stearns Companies Inc. $75,039,438.02 Medium-Term Notes, Series B BearLinxSM Alerian MLP Select Index ETN PRICING SUPPLEMENT Bear, Stearns & Co. Inc. July 19, 2007
You should only rely on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement or the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this pricing supplement and the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

TABLE OF CONTENTS

Pricing Supplement
	Page
Summary	PS-2
Key Terms	PS-4
Questions and Answers	PS-8
Risk Factors	PS-13
Description of the Notes	PS-20
Description of the Index	PS-29
Certain ERISA Considerations	PS-38
Use of Proceeds and Hedging	PS-40
Supplemental Plan of Distribution	PS-41
Legal Matters	PS-42
Appendix 1 - Redemption Notice	PS-43
Appendix 2 - Redemption Confirmation	PS-44
Appendix 3 - Index Components	PS-45

Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-8
Description of the Notes	S-8
Certain U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution	S-46
Listing	S-47
Validity of the Notes	S-47
Glossary	S-47

Prospectus
Where You Can Find More Information	1
The Bear Stearns Companies Inc.	2
Use of Proceeds	4
Description of Debt Securities	4
Description of Warrants	16
Description of Preferred Stock	21
Description of Depositary Shares	25
Description of Purchase Contracts	28
Description of Units	31
Book-Entry Procedures and Settlement	33
Limitations on Issuance of Bearer Debt Securities and Bearer Warrants	43
Plan of Distribution	44
ERISA Considerations	48
Legal Matters	49
Experts	49